Exhibit 10.53

LOAN AGREEMENT

BY AND BETWEEN

PCCP CAPITAL I, LLC,

AS LENDER

AND

CT/BH INTERCHANGE LLC,

AS BORROWER

DATED AS OF:  November 23, 2010

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Defined Terms	1

1.2	Exhibits	14

1.3	Principals of Construction	14

ARTICLE II LOAN		15

2.1	Loan	15

2.2	Use of Funds	15

2.3	Loan Fee; Exit Fee	15

2.4	Funding of Loan	15

2.5	Loan Documents	16

2.6	Effective Date	16

2.7	Interest on Loan	16

2.8	Loan Payments	17

2.9	Maturity Date	17

2.10	Credit for Payments	17

2.11	Full Repayment and Reconveyance	17

2.12	Authorization	17

2.13	Extension Option	18

2.14	Intentionally omitted	18

2.15	Partial Release of Property	19

2.16	Recourse	20

2.17	Prepayment	20

ARTICLE III CONDITIONS TO DISBURSEMENT		20

3.1	General Conditions; Conditions to Initial Disbursement	20

3.2	Conditions to Additional Disbursements	24

3.3	Account Pledge and Assignment	25

3.4	Loan Disbursements	26

3.5	Cash Management Account	26

1

ARTICLE IV CONSTRUCTION		27

4.1	Liens and Stop Notices	27

4.2	Construction Responsibilities	27

4.3	Inspections	27

4.4	Intentionally omitted	28

4.5	Intentionally omitted	28

4.6	Contractor Construction Information	28

4.7	Prohibited Contracts	28

4.8	Assessments and Community Facilities Districts	28

4.9	Delay	28

4.10	Construction Contracts	28

4.11	Additional Conditions to Disbursements	29

ARTICLE V INSURANCE; CASUALTY, CONDEMNATION AND RESTORATION		29

5.1	Title Insurance	29

5.2	Property Insurance	29

5.3	Liability Insurance	30

5.4	Umbrella or Excess Liability Insurance	30

5.5	Intentionally omitted	30

5.6	General Insurance Requirements	30

5.7	Restoration Proceeds	31

5.8	Restoration	32

5.9	Disbursement	33

ARTICLE VI REPRESENTATIONS AND WARRANTIES		33

6.1	Organization; Power; Single Purpose Entity	33

6.2	Authority; Enforceability	34

6.3	Ownership of Borrower	34

6.4	No Conflict	34

6.5	Consents and Authorizations	34

6.6	Financial Information	34

6.7	Litigation; Adverse Effects; Condemnation	35

6.8	Payment of Taxes	35

6.9	Disclosure	36

6.10	Requirements of Law and Other Covenants	36

6.11	Deliveries	36

2

6.12	Title to Assets; No Liens	36

6.13	Utilities	36

6.14	Leases	36

6.15	Affiliate Fees	37

6.16	Defects	37

6.17	Patriot Act and Related Matters	37

6.18	No Additional Liabilities of Guarantors Not Previously Disclosed in Writing to Lender	37

6.19	ERISA	37

6.20	Investment Company Act; Public Utility Holding Company Act	38

6.21	Property Management Agreement	38

6.22	REOC Status	38

ARTICLE VII REPORTING COVENANTS		38

7.1	Financial Statements and Other Financial and Operating Information	38

ARTICLE VIII OTHER COVENANTS		40

8.1	Existence	40

8.2	Compliance	40

8.3	Payment of Taxes, Assessments and Charges	40

8.4	Books and Records	41

8.5	Entry and Inspection	41

8.6	Management of Property	41

8.7	Use of Proceeds	42

8.8	Additional Liabilities	42

8.9	Leases	42

8.10	Limitations on Distributions	43

8.11	Subdivision Maps; Zoning; Joint Assessment	43

8.12	ERISA Compliance	44

8.13	Application of Gross Income	44

8.14	Transfers; Management of Borrower	44

8.15	Approved Budget	46

8.16	Special Purpose Entity	46

8.17	Completion of Tenant Improvements and Capital Improvements	48

8.18	Loan In-Balance; Required Deposit(s) into Interest Reserve Account	48

8.19	Borrower Equity	48

8.20	Maintenance; Waste; Alterations	48

3

8.21	Counterparty	49

8.22	Deferred Maintenance and Environmental Remediation	49

8.23	Required Principal Paydown in the Event Property Fails to Achieve Required Debt Constant by April 1, 2012	49

8.24	CC&Rs/Association Demands and Notices	49

ARTICLE IX HAZARDOUS MATERIALS		49

9.1	Special Representations and Warranties	49

	(d) Border Zone Property	50

9.2	Hazardous Materials Covenants	50

9.3	Inspection by Lender	51

9.4	Hazardous Materials Indemnity	51

ARTICLE X APPLICATION OF REVENUE		51

10.1	Priority of Application of Gross Income	51

10.2	Priority of Application of Gross Sales Proceeds	52

10.3	Intentionally omitted	52

10.4	Distributions to Borrower	52

ARTICLE XI EVENTS OF DEFAULT AND REMEDIES		52

11.1	Events of Default	52

11.2	Remedies upon Default	54

11.3	Remedies Cumulative	54

11.4	Lender Appointed Attorney-In-Fact	55

11.5	Lender’s Right to Perform	55

ARTICLE XII RESERVE ACCOUNTS		55

12.1	Reserve Accounts Generally	55

12.2	Taxes and Insurance	55

12.3	Deferred Maintenance Costs and Remediation Costs	56

12.4	Capital Improvement Costs	56

12.5	Interest Reserve Account	56

12.6	Disbursements	57

12.7	Interest on Reserve Accounts	57

ARTICLE XIII SECONDARY MARKET TRANSACTIONS		57

13.1	General	57

13.2	Borrower Cooperation	58

4

13.3	Dissemination of Information	58

13.4	Change of Payment Date	58

ARTICLE XIV MISCELLANEOUS		58

14.1	Intentionally omitted	58

14.2	Actions	58

14.3	Nonliability of Lender	59

14.4	No Third Parties Benefited	60

14.5	Indemnity	60

14.6	Binding Effect; Assignment	60

14.7	Execution in Counterparts	60

14.8	Amendments; Waiver in Writing	60

14.9	Costs, Expenses and Taxes	61

14.10	Tax Service	61

14.11	Survival	62

14.12	Notices	62

14.13	Further Assurances	63

14.14	Governing Law	63

14.15	Severability of Provisions	63

14.16	Intentionally omitted	63

14.17	Headings	63

14.18	Time of the Essence; Delay Not a Waiver	63

14.19	Construction of Agreement	64

14.20	Brokers	64

14.21	Lender’s Discretion	64

14.22	Preferences	64

14.23	Intentionally omitted	64

14.24	Intentionally Omitted	64

14.25	Waiver of Marshalling of Assets Defense	64

14.26	Waiver of Right to Trial by Jury; Judicial Reference in the Event of Jury Trial Waiver Unenforceability	64

14.27	Relationship of Parties	65

14.28	Servicer	65

14.29	Limitation on Liability	65

5

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of November       , 2010, by and between CT/BH INTERCHANGE LLC, a Delaware limited liability company (“Borrower”), and PCCP CAPITAL I, LLC, a Delaware limited liability company (together with its successors and/or assigns, “Lender”).

R E C I T A L S:

A.                                   Borrower has requested that Lender provide Borrower with real estate secured financing in the amount of up to TWENTY-ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 Dollars ($21,500,000.00) (the “Loan”) in connection with Borrower’s acquisition and leasing costs relating to the Property (as defined below).

B.                                     Lender is willing to provide such secured loan to Borrower, on the terms and conditions contained in this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the making of the Loan by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

“Account” means, collectively, the Collection Account and the Cash Management Account, together with any other accounts now or hereafter established by Borrower for the benefit of Lender hereto in connection with the Loan.

“Actual Lender Expenses” has the meaning given to such term in Exhibit D to this Agreement.

“ADA” means the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., as the same may be hereafter amended or modified.

“Affiliate” means (a) any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Borrower or Guarantor, (b) any Person, ten percent (10%) or more of the equity interest of which is held beneficially or of record by Borrower or Guarantor (but the term “Affiliate” shall not include any Persons that are solely direct or indirect limited partners or non-managing members in Borrower or Guarantor), (c) any general partner or managing member in Borrower or Guarantor and (d) Guarantor.

“Affiliate Fees” has the meaning given to such term in Section 3.1(w) of this Agreement.

“Affiliate Management Fee” has the meaning given to such term in Section 8.16(d) of this Agreement.

“Agreement” means this Loan Agreement.

“Applicable Interest Rate” has the meaning given to such term in the Note.

“Appraisal” means a written appraisal prepared by an MAI appraiser reasonably acceptable to Lender and prepared in compliance with applicable regulatory requirements, including, without limitation, the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time, and subject to Lender’s customary independent appraisal requirements.

“Appraised Value” means the “as-is” market value of the Property as reasonably determined by Lender, on the basis of the most recent Appraisal of the Property accepted by Lender.

“Approved Budget” means the improvement and operating budget for the Property approved by Lender as required under Sections 3.1(s) and 8.15.  The initial Approved Budget is attached hereto as Exhibit G.

“Assignment of Interest Rate Protection Agreement” means that certain Collateral Assignment of Interest Rate Protection Agreement, in form and substance satisfactory to Lender, executed by Borrower, in favor of Lender dated as of even date herewith, and consented to by the “Cap Bank” thereunder.

“Assignment of Management Agreement” means an Assignment and Subordination of Property Management Agreement, in form and substance satisfactory to Lender, executed by Borrower and Property Manager in favor of Lender.

“Association” means InterChange Business Center Association, a California non-profit corporation.

“Association Estoppel” means that certain Estoppel Certificate Regarding Declaration of Covenants, Restrictions and Easements for InterChange Business Center, in form and substance acceptable to Lender.

“Assumed Liability” has the meaning given to such term in Section 8.14(iv)(x) of this Agreement.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §101-1330, as the same may be hereafter amended or modified.

“BH” means Behringer Harvard Interchange, LLC, a Delaware limited liability company and a direct Member in Borrower.

“Border Zone Property” means any property designated as “border zone property” under the provisions of California Health and Safety Code Sections 25220 et seq., or any regulation adopted in accordance therewith.

“Borrower” has the meaning given to such term in the opening paragraph of this Agreement.

“Borrower Equity” means an amount not less than Thirteen Million Eight Hundred Thirty-Two Thousand Five Hundred and No/100 Dollars ($13,832,500.00), which Borrower shall cause to be contributed to or applied in payment of the costs and expenses incurred by Borrower in connection with Borrower’s acquisition and leasing of the Property, including the payment to Seller of a portion of the purchase price payable for the Property, prior to the disbursement of any proceeds of the Loan by Lender (none of which shall be removed as Borrower’s equity from the Property or utilized to pay any fees, costs, refunds or other charges for the Property or the Loan transaction except as may otherwise be approved by Lender in the exercise of its sole discretion).

“Borrower Improvements” means any capital, tenant or other improvements that Borrower commences constructing at the Property.

“Breakage Prepayment Premium” has the meaning given to such term in the Note.

“Business Day” means (a) with respect to any borrowing, payment or rate determination with respect to LIBOR, a day, other than a Saturday or a Sunday, on which dealings in U.S. Dollars are carried on in the London interbank market, and (b) for all other purposes, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or which is a day on which banking institutions located in the State of California are required or authorized by law or other governmental action to close.”

Capital Expenditure Reserve Account” has the meaning given to such term in Section 12.1 of this Agreement.

“Carveout Guaranty” means that certain Indemnity and Guaranty Agreement executed and delivered by Guarantor in favor of Lender pursuant to this Agreement.

“Cash Application Statement” has the meaning given to such term in Section 3.5(b) of this Agreement.

“Cash Management Account” has the meaning given to such term in Section 3.5(c) of this Agreement.

“Cash Management Agreement” means that certain Cash Management Agreement executed by and among Borrower, Lender and Property Manager.

“Cash Management Bank” has the meaning given to such term in Section 3.5(c) of this Agreement.

“Casualty” has the meaning given to such term in Section 5.7 of this Agreement.

“Casualty Retainage” has the meaning given to such term in Section 5.9 of this Agreement.

“CC&Rs” means that certain Declaration of Covenants, Restrictions and Easements for InterChange Business Center dated as of March 29, 2007, by SE I-215, L.P., a California limited partnership, and HSB I-215, L.P., a California limited partnership, and recorded on March 30, 2007 as Instrument No. 2007-0198478 in the Official Records, as amended by that certain Amendment No. 1 to Declaration of Covenants, Restrictions and Easements for InterChange Business Center dated as of March 24, 2008, by and among the Hillwood Lit II, LP, a Delaware limited partnership, HW LIT InterChange, L.P., a California limited partnership, HSB I-215, L.P., a California limited partnership, SE I-215, L.P., a California limited partnership, InterChange Drainage Basin, LLC, a California limited liability company, and the Association, and recorded on March 28, 2008 as Instrument No. 2008-0136064 in the Official Records.

“City” means the City of San Bernardino, located in the County of San Bernardino and State of California.

“Clearing Bank” shall have the meaning given to such term in Section 3.5(a) of this Agreement.

“Closing Date” means the date on which all of the conditions precedent to Lender’s obligations set forth in Section 3.1 of this Agreement shall have been satisfied, as determined by Lender in its sole discretion.

“Code” means the Internal Revenue Code (Title 26 of the United States Code), as the same may be hereafter amended or modified.

“Collateral” means, collectively, the Property, the Personal Property and any other real or personal property now or hereafter acquired by Borrower in or upon which a Lien is granted by Borrower, or as to which an assignment for security purposes is made by Borrower, pursuant to this Agreement or the other Loan Documents.

“Collection Account” has the meaning given to such term in Section 3.5(a) of this Agreement.

“Completion Guaranty” means that certain Completion Guaranty executed and delivered by Guarantor in favor of Lender pursuant to this Agreement.

“Condemnation Proceeds” has the meaning given to such term in Section 5.7 of this Agreement.

“Control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, family relationship or otherwise; and the terms “controls”, “controlling” and “controlled” have the meanings correlative to the foregoing.

“Counterparty” has the meaning given to such term in Section 8.21 of this Agreement.

“Covenant” has the meaning given to such term in Section 11.1(g) of this Agreement.

“CT” has the meaning given to such term in Section 8.14(iv)(y) of this Agreement.

“CT Interchange” means CT Interchange LLC, a Delaware limited liability company and the manager and a direct Member of Borrower.

“CT Principals” has the meaning given to such term in Section 8.14 of this Agreement.

“CTRI” has the meaning given to such term in Section 8.6 of the Agreement.

“Debt Constant” means a percentage calculated as of the date in question by dividing (a) Net Operating Income by (b) the sum, as of the date in question, of the (i) then outstanding Loan amount and (ii) the then remaining unfunded Loan commitment (which commitment amount shall include any then unfunded portion(s) of the Interest Holdback and the Leasing Holdback).

“Debt Service” as of any date, means the annual interest due on the outstanding principal balance of the Loan, as of such date, at the Applicable Interest Rate (as defined in the Note) in effect as of such date.

“Debt Service Coverage Ratio” means the ratio of the Net Operating Income to Deemed Debt Service.

“Deed of Trust” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed and delivered by Borrower in favor of Lender pursuant to this Agreement which encumbers all of Borrower’s right, title and interest in and to the Property.

“Deemed Debt Service” means the product of (a) (i) the greater of (x) an assumed constant interest rate under the Note equal to seven and one-half percent (7.5%) or (y) the Applicable Interest Rate per annum as of the date of determination, multiplied by (b) the then current outstanding principal balance of the Loan on such date.

“Default Interest Rate” shall have the meaning given to such term in the Note.

“Deferred Maintenance and Environmental Reserve Account” has the meaning given to such term in Section 12.1(a) of this Agreement.

“Deposit Account Control Agreement” means a Deposit Account Control Agreement in form and substance satisfactory to Lender, executed by and among Borrower, Bank of America, N.A., and Lender.

“Disbursement Budget” means the budget setting forth the purposes for which Borrower shall be entitled to use the proceeds of the Loan and the Borrower Equity, which is included in the Disbursement Plan attached hereto as Exhibit C.

“Disbursement Plan” means the plan setting forth certain conditions to disbursement of the proceeds of the Loan attached hereto as Exhibit D.

“Effective Date” means the date described in Section 2.6 of this Agreement.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement executed and delivered by Borrower and Guarantor collectively and jointly and severally in favor of Lender pursuant to this Agreement.

“Environmental Reports” means the reports and studies set forth on Exhibit L attached hereto, copies of which were previously delivered to Lender.

“Equity Interests” means (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation; and (d) the beneficial ownership interests in a trust.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” has the meaning given to such term in Section 6.19 of this Agreement.

“Estimated Lender Expenses” has the meaning given to such term in Exhibit D to this Agreement.

“Event of Default” means each of those events so designated in Section 11.1 of this Agreement.

“Exit Fee” has the meaning given to such term in Section 2.3(b) of this Agreement.

“Extended Maturity Date” means December 1, 2014.

“Extended Term” has the meaning given to such term in Section 2.13 of this Agreement.

“Extension Fee” has the meaning given to such term in Section 2.13(c) of this Agreement.

“Extension Notice” has the meaning given to such term in Section 2.13(a) of the Agreement.

“Extension Option” has the meaning given to such term in Section 2.13 of this Agreement.

“Financing Statements” means the UCC-1 financing statements granted by Borrower in favor of Lender pursuant to this Agreement in order to perfect Lender’s Lien on any of the Personal Property, one of which will be filed with the Secretary of State of the State of Delaware, and the other of which will be recorded in the Official Records.

“Fiscal Year” means the 12-month period ending on December 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld.

“Fitch” shall mean Fitch, Inc.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Government Lists” has the meaning given to such term in Section 6.17 of this Agreement.

“Governmental Authority” means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, the Property, or any Person with jurisdiction over Borrower or the Property exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Income” means all income from or in respect of the Property, including, without limitation, rental revenues, amounts, payments, fees, rentals, additional rentals, reimbursements (including all reimbursements of expenses or other reimbursements by tenants, licensees or other users of the Property, or by insurance or other reimbursement, recoupment, discount or credit to Borrower), income, interest and other monies directly or indirectly received by or on behalf of or credited to Borrower from any Person with respect to Borrower’s ownership, use, development, operation, leasing, franchising, marketing or licensing of the Property.  Income relating to multiple periods shall be spread over all such periods equally.

“Gross Sales Proceeds” means all consideration directly or indirectly received by or on behalf of, or paid, payable or credited to or for the account of, Borrower in connection with Borrower’s sale and conveyance of all or any portion of the Released Property as expressly permitted hereunder.  All Gross Sales Proceeds shall be in cash, or, in the event that Borrower shall accept a purchase money promissory note as partial payment, Gross Sales Proceeds shall include cash in an amount equal to the original principal amount of such purchase money promissory note

“Guarantor” means CT California Fund VI, LLC, a California limited liability company, and any other Person guaranteeing any of Borrower’s obligations under this Agreement or the other Loan Documents.

“Hazardous Materials” has the meaning given to such term in Section 9.1(a) of this Agreement.

“Hazardous Materials Claims” has the meaning given to such term in Section 9.1(c) of this Agreement.

“Hazardous Materials Laws” has the meaning given to such term in Section 9.1(b) of this Agreement.

“Holdbacks” means, collectively, the Interest Holdback and the Leasing Holdback.

“Impositions” means all ground rents and all taxes (including, without limitation, all real estate, ad valorem or value added, sales (including those imposed on lease rentals), use, single business, gross receipts, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the Closing Date, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), water, sewer or other rents and charges, Association fees or assessments, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Property, (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof: (1) may be assessed or imposed on or in respect of (i) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located) or Lender (including taxes resulting from future changes in law which impose upon Lender or any trustee an obligation to pay any property taxes or other taxes or which otherwise adversely affect Lender’s interests), (ii) the Property or any part thereof, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of the Property or any part thereof, or the acquisition or financing of the acquisition of the Property by Borrower; and (2) for which a statutory monetary lien arises upon non-payment.

“Improvements” means the four (4) industrial buildings containing approximately 801,933 rentable square feet, in the aggregate, and all other improvements and fixtures now or hereafter located on the Real Property.

“In-Balance” has the meaning given to such term in Section 3.2(c)(v) of this Agreement.

“Indebtedness” means, at any given time, the outstanding principal indebtedness under the Note, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents.

“Indemnified Party” means each of Lender, each of its Affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loan, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the collateral therefor), and the respective officers, directors, and employees, agents, Affiliates, successors and assigns of any and all of the foregoing; provided, however, that the term “Indemnified Parties” shall not include third party purchasers of the Property at or after a foreclosure sale or deed in lieu of foreclosure in the event such purchaser is a third party and is not affiliated with Lender or with any purchaser, assignee or participant which obtained its interest(s) in the Loan Documents prior to the applicable foreclosure.

“Initial Funding Amount” has the meaning given to such term in Section 2.4(a) of this Agreement.

“Insurance Proceeds” has the meaning given to such term in Section 5.7 of this Agreement.

“Interest Holdback” shall have the meaning given to such term in Exhibit D of this Agreement.

“Interest Rate Protection Agreement” means an agreement, with a term to expire not less than the Original Maturity Date (if purchased in connection with the origination of the Loan) or the Extended Maturity Date (if purchased in connection with the extension of the Loan in accordance with Section 2.13 below), which provides for a cap of the one (1) month “LIBOR Rate” (as defined in the Note) at a strike price of not more than three and one-half percent (3.5%) and which is in an amount not less than the maximum Loan Amount, in form and substance acceptable to Lender in its sole and absolute discretion, with a confirmation from the Counterparty in form acceptable, between Borrower and, subject to Section 8.21, a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.

“Interest Reserve Account” has the meaning given to such term in Section 12.1 of this Agreement.

“Investor” has the meaning given to such term in Section 13.3 of this Agreement.

“Leases” means all leases and other agreements or arrangements affecting the use or occupancy of all or any portion of the Property now in effect or hereafter entered into (including all lettings, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Property), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same.

“Leasing Guidelines” means the guidelines and parameters set forth on Exhibit F attached hereto, as the same may be modified by Lender from time to time in accordance with Section 8.9 below.

“Leasing Holdback” has the meaning given to such term in Exhibit D of this Agreement.

“Legal Requirements” means (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting Borrower, the Loan Documents, the Property or any part thereof, and all Permits and regulations relating thereto, (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, (c) terms of any insurance policy maintained by or on behalf of Borrower, and (d) the organizational documents of Borrower.

“Lender” means PCCP Capital I, LLC, a Delaware limited liability company, and its successors and/or assigns.

“Liabilities and Costs” means any losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Lien” means any mortgage, deed of trust, deed to secure debt, lien pledge, easement, restrictive covenant, hypothecation, assignment, security interest, conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, or financing statement or similar instrument.

“Liquidity” means a determination of solely the cash, marketable securities and committed but uncalled capital of the Members of the proposed Replacement Guarantor.

“Loan” has the meaning given to such term in Recital A above.

“Loan Documents” means, collectively, this Agreement and all other documents, agreements, instruments and certificates now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the documents listed on Exhibit B attached hereto, as each may be (and each of the defined terms shall refer to such documents as they may be) amended, restated, or otherwise modified from time to time.

“Loan Fee” has the meaning given to such term in Section 2.3(a) of this Agreement.

“Loan-to-Value Ratio” means the ratio of (a) the sum of (i) the outstanding principal amount of the Loan as of the date in question, and (ii) the committed and undisbursed portion of the Loan as of the date in question, to (b) the then applicable Appraised Value as of such date, as determined by Lender in its reasonable discretion.

“Major Lease” means any lease covering 300,000 rentable square feet or more.

“Master Property Management Agreement” means that certain Amended and Restated Property Management and Leasing Agreement, entered into among Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation, Behringer Harvard Opportunity OP II LP, a Texas limited partnership and Behringer Harvard Opportunity II Management Services, LLC, a Texas limited liability company, as amended by that certain Interchange Property Amendment by and between Behringer Harvard Opportunity II Management Services, LLC, a Texas limited liability company and Borrower (the “Amendment to Master Property Management Agreement”).

“Material Adverse Effect” means, as applicable, a material adverse effect upon (a) the business or financial position or results of operation of Borrower or (b) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents.

“Maturity Date” means the Original Maturity Date, unless extended in accordance with Section 2.13, in which case the Maturity Date shall be the Extended Maturity Date.

“Members” means the direct or indirect holders of Equity Interests in the Borrower.

“Minimum Counterparty Rating” means (a) a short term credit rating from S&P and Fitch of at least “A-1” and (b) either (i) a long term credit rating from Moody’s of at least “Aa3” or (ii) a long term credit rating from Moody’s of at least “A1” and a short term credit rating from Moody’s of “P-1”.

“Mold” has the meaning given to such in Section 9.1(a) of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Operating Income” for any period means (a) the forward twelve (12) months of Gross Income derived from Leases at the Property which have not less than twelve (12) months remaining term and assuming no future Leases are signed, whether they are renewals or new Leases; provided that, for purposes of calculating Net Operating Income, Gross Income shall be increased over the applicable forward twelve (12) months for any newly signed Leases which have not less than twelve (12) months of remaining term and Gross Income shall not include any rental income from any Lease in which a tenant is not paying rent; provided, however, that in calculating Net Operating Income, Gross Income from rents shall be limited to the lesser of actual or ninety-five (95%) of the rents that would be collectible if the Property maintained one hundred percent (100%) occupancy, less, for the same applicable period, (b) (i) any Concessions (as defined below) and (ii) actual Operating Expenses (as defined below).  For the purposes of this definition of Net Operating Income, “Operating Expenses” shall include operating expenses of any kind and nature relating to the Property, as well as those operating expenses incurred in connection with maintenance, repairs, taxes, insurance, utilities, property management, and other costs and expenses of ownership and operation and (iii) but shall exclude any operating expenses actually paid by tenants at the Property.  For those Operating Expenses that are not paid on a monthly or quarterly basis, such as real property taxes and insurance premiums, Lender shall make an adjustment so that such Operating Expenses shall be deemed to have been incurred by Borrower during the period in question on a basis proportionate to the balance of the year in question.  For the purposes of this definition of Net Operating Income, “Concessions” shall mean (a) those costs incurred or amounts paid by Borrower directly to or on behalf of any tenant for the purpose of inducing such tenant to enter into a lease and/or (b) the aggregate amount of any free rent credited or granted by Borrower to tenants under Leases (as permitted pursuant to the Loan Documents) as amortized evenly over the tenant’s respective Lease term(s).  Such concessions shall be amortized over the full term of the applicable lease with only the amortization for the period in question to be deducted from Gross Income for such period.  Net Operating Income shall be evidenced by the operating statements, rent rolls and other operating information provided by Borrower to Lender under this Agreement, and such other evidence of income and expense as Lender shall reasonably require in order for Lender to evaluate Net Operating Income.

“Net Restoration Proceeds” has the meaning given to such term in Section 5.7 of this Agreement.

“Net Sale Proceeds” means, with respect to Borrower’s sale and conveyance of all or any portion of the Property and/or Improvements as may be expressly permitted hereunder, the Gross Sales Proceeds from such sale and conveyance, less the Sales Costs for the sale and conveyance of the Property or such portion thereof.

“Net Worth” has the meaning given to such term in Section 8.14(iv)(x) of this Agreement.

“New Payment Date” has the meaning given to such term in Section 13.4 of this Agreement.

“Note” means that certain Promissory Note Secured by Deed of Trust evidencing the Loan in the maximum principal amount thereof, made by Borrower in favor of Lender pursuant to this Agreement.

“OFAC” has the meaning given to such term in Section 6.17 of this Agreement.

“Official Records” means the Official Records of San Bernardino County, California.

“Original Maturity Date” means December 1, 2013.

“Oversight Fee” has the meaning given to such term in Section 8.6 of this Agreement.

“Parcel” means each parcel within the Property that has been created by legal subdivision through recordation of the Subdivision Map, or has otherwise been created in accordance with all applicable Legal Requirements.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future Legal Requirements.

“Patriot Act Offense” has the meaning given to such term in Section 6.17 of this Agreement.

“Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Lien created by the Loan Documents, (b) all Liens and other matters disclosed in the title insurance policy insuring the Deed of Trust, or any part thereof which have been approved by Lender, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent, and (d) such governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which may be granted by Borrower after the Closing Date and which do not have a Material Adverse Effect.

“Permitted Transfers” has the meaning given to such term in Section 8.14 of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization or other entity, and any Governmental Authority.

“Personal Property” means any tangible and intangible personal property of Borrower in which Lender shall be granted a Lien pursuant to the Deed of Trust or any other Loan Document.

“Potential Default” means a condition or event which has occurred and which, after notice or lapse of time, or both, would constitute an Event of Default if that condition or event were not cured within any applicable cure period.

“Property” means, collectively, the Real Property, the Personal Property and the Improvements.

“Property Management Agreement” means that certain Property Management Agreement dated as of November       , 2010, between Borrower and Newport Real Estate Services, Inc, a California corporation, and any other property management agreement entered into by Borrower with a Property Manager, in any case as expressly permitted hereunder.

“Property Manager” means Newport Real Estate Services, Inc., a California corporation, and any successor property manager for the Property as expressly permitted pursuant to this Agreement.

“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of November 16, 2010, between Seller and Buyer.

“Purchase Agreement Indemnification Obligation” has the meaning given to such term in Section 14.5 of this Agreement.

“Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc. or S&P or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Secondary Market Transaction (each, individually, a “Rating Agency”).

“Rating Agency Confirmation” means a confirmation by each of the applicable Rating Agencies which confirms that the taking of the action referenced therein will not result in any qualification, withdrawal or downgrading of any existing ratings of securities created in the applicable Secondary Market Transaction.

“Real Property” means that certain parcel of real property located in the City of San Bernardino, County of San Bernardino, State of California and more particularly described in Exhibit A attached hereto and all appurtenances thereto.

“Release” means with respect to Hazardous Materials, but is not limited to, any presence, release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Released Property” has the meaning given to such term in Section 2.15 of this Agreement.

“Remediation” means, but is not limited to, any activity to (a) clean up, detoxify, decontaminate, disinfect, contain, treat, remove, respond to, correct, dispose of, transport, or otherwise remediate, prevent, cure or mitigate any Release of any Hazardous Materials; any action to comply with any Hazardous Materials Laws or with any permits issued pursuant thereto; or (b) inspect, investigate, study, monitor, assess, audit, sample, test, or evaluate any actual, potential or threatened Release of Hazardous Materials.

“Removal Conditions” has the meaning given to such term in Section 8.14(iv) of this Agreement.

“Removal Transfer Event” has the meaning given to such term in Section 8.14(iv) of this Agreement.

“Rent Roll” has the meaning given to such term in Section 3.1(d)(v) of this Agreement.

“Rents” means, with respect to the Property, all rents (whether denoted as advance rent, minimum rent, percentage rent, additional rent or otherwise), receipts, issues, income, royalties, profits, revenues, proceeds, bonuses, deposits (whether denoted as security deposits or otherwise), lease termination fees or payments, rejection damages, buy-out fees and any other fees made or to be made in lieu of rent, any award made hereafter to Borrower in any court proceeding involving any tenant, lessee, licensee or concessionaire under any of the Leases in any bankruptcy, insolvency or reorganization proceedings in any state or federal court, and all other payments, rights and benefits of whatever nature from time to time due under the Leases.

“REOC” has the meaning given to such term in Section 6.22 of this Agreement.

“Replacement Guarantor” has the meaning given to such term in Section 8.14(iv)(x) of this Agreement.

“Replacement Property Manager” has the meaning given to such term in Section 8.14(iv)(y) of this Agreement.

“Request” has the meaning given to such term in Exhibit E to this Agreement.

“Required Debt Constant” means ten percent (10%).

“Required Principal Paydown” has the meaning given to such term in Section 8.23 of this Agreement.

“Reserve Accounts” means, collectively, the Tax and Insurance Reserve Account, the Interest Reserve Account, the Deferred Maintenance and Environmental Reserve Account and the Capital Expenditure Reserve Account.

“Restoration” has the meaning given to such term in Section 5.8 of this Agreement.

“Restoration Proceeds” has the meaning given to such term in Section 5.7 of this Agreement.

“Restoration Proceeds Threshold” has the meaning given to such term in Section 5.7 of this Agreement.

“Retention” has the meaning given to such term in Section 4.11 of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sales Costs” means the sum of (i) customary and reasonable brokerage commissions (collectively, “Commissions”) actually paid by Borrower to non-affiliated independent third party real estate brokers in connection with Borrower’s sale and conveyance of all or any portion of the Property (which shall in no event exceed seven percent (7.00%) of the Gross Sales Proceeds, (ii) customary and reasonable escrow fees, premiums for title insurance, recording fees and other costs actually paid by Borrower to independent third parties in connection with the consummation of such sale and conveyance, and (iii) costs payable to Lender in connection with the applicable partial release pursuant to clauses (e) (other than the Reconveyance Fee, which shall not be deemed a Sales Cost) and (h) of Section 2.15 below; provided, however, that the portion of the Exit Fee payable pursuant to clause (d) of Section 21.5 below shall not be deemed a Sales Cost; and provided further, however, that in no event shall the Sales Costs (excluding Commissions) in a particular partial release exceed ten percent (10.00%) of Gross Sales Proceeds of such partial release.

“Secondary Market Transaction” has the meaning given to such term in Section 13.1 of this Agreement.

“Security Deposit Account” has the meaning given to such term in Section 10.3 of this Agreement.

“Seller” means IBC Industrial Properties LLC, a Delaware limited liability company.

“Servicer” has the meaning given to such term in Section 14.27 of this Agreement.

“Servicing Agreement” has the meaning given to such term in Section 14.27 of this Agreement.

“SPE” has the meaning given to such term in Section 8.16 of this Agreement.

“Subdivision Map” has the meaning given to such term in Section 8.11 of this Agreement.

“Subordination Agreement” means each Subordination, Nondisturbance and Attornment Agreement, to be executed by all tenants of the Property as provided in this Agreement, in form and substance acceptable to Lender.

“Taking” has the meaning given to such term in Section 5.7 of this Agreement.

“Tax and Insurance Monthly Installment” has the meaning given to such term in Section 12.2 of this Agreement.

“Tax and Insurance Reserve Account” has the meaning given to such term in Section 12.1(a) of this Agreement.

“Tenant Estoppel Certificate” means each Tenant Estoppel Certificate to be executed by all tenants of the Property as provided in this Agreement, in form and substance acceptable to Lender.

“Tenant Redirect Letters” means, collectively, letters, in the form attached hereto as Exhibit F attached hereto, and otherwise in a form and substance satisfactory to Lender, addressed to each tenant of the Property (and any new tenants with whom Borrower enters into leases after the date hereof for space at the Property in accordance with the Loan Documents) executed by Borrower, which letters shall require each tenant to deliver its respective rent (and all other sums owed by such tenant to Borrower under the applicable lease) in accordance with the instructions contained in such letters to the Collection Account established and controlled by Lender to be held by Lender in accordance with Section 3.3 of this Agreement.

“Title Company” means First American Title Insurance Company.

“Title Policy” means the most current version of ALTA extended coverage lender’s title policy issued by Title Company insuring the first priority Lien of the Deed of Trust in the full maximum possible amount of the Loan subject only to such exceptions approved by Lender and including such endorsements as are required by Lender.

“Transfer” means the sale, transfer, hypothecation, encumbrance, mortgage, conveyance, lease , alienation, assignment, disposition, divestment, or leasing with option to purchase, or assignment of the Property, or any portion thereof or interest therein (whether direct or indirect, legal or equitable, including the issuance, sale, assignment, alienation, conveyance, divestment, transfer, disposition, hypothecation, mortgage or encumbrance of any ownership interest in Borrower or in any entity having an ownership interest in Borrower, whether direct or indirect) (or entering into any agreement or contract to do any of the foregoing that is not conditioned on compliance with the terms of the Loan Documents), or undertaking, suffering or causing any of the foregoing to occur voluntarily, involuntarily or by operation of law.

“Transition Date” has the meaning given to such term in Section 9.4 of this Agreement.

1.2                                 Exhibits.  Exhibits A, B, C, D, E, F, G, H, I, J, K and L, all as attached to this Agreement, are hereby incorporated into this Agreement.

1.3                                 Principals of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

LOAN

2.1                                 Loan.  Subject to the terms and conditions contained in this Agreement, and in reliance upon the representations and warranties of Borrower set forth hereunder and in the other Loan Documents, Lender hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Lender, the maximum principal sum of up to Twenty-One Million Five Hundred Thousand and No/100 Dollars ($21,500,000.00).  The Loan shall be evidenced by the Note.  The Note shall be secured, in part, by the Deed of Trust encumbering the Property.  No portion of the Loan, once repaid, may be reborrowed by Borrower.  Borrower agrees to repay the Indebtedness in accordance with the terms thereof and the terms hereof.  Borrower shall receive only one borrowing hereunder up to the maximum Loan amount and any amount borrowed and repaid hereunder may not be reborrowed.

2.2                                 Use of Funds.  Borrower shall use the proceeds of the Loan and the Borrower Equity for the sole purposes of acquiring the Property, and any further amounts disbursed under the Loan shall be used solely for the purposes and uses as are permitted or required under this Agreement (including Exhibits C and D hereof) and the other Loan Documents.

2.3                                 Loan Fee; Exit Fee.

(a) Loan Fee.  Borrower shall pay to Lender, at Loan closing, a loan fee in the amount of Three Hundred Twenty-Two Thousand Five Hundred and No/100 Dollars ($322,500.00) (the “Loan Fee”).  Borrower shall pay the Loan Fee to Lender from Borrower Equity, which Borrower Equity shall not come from Loan proceeds or otherwise be borrowed by Borrower (or any Member) at any tier or level.  The Loan Fee shall be deemed earned when due and shall not be subject to reduction or be refundable under any circumstances.

(b) Exit Fee.  On the Maturity Date or earlier acceleration of the Loan, Borrower shall be obligated to pay Lender an additional fee (the “Exit Fee”) equal to the greater of (i) one and one-half percent (1.50%) multiplied by the amount of Loan principal to be repaid on the applicable date or (ii) the difference between (A) Two Million Four Hundred Thousand and No/100 Dollars ($2,400,000.00) and (B) the sum of (1) the Loan Fee, plus (2) the aggregate amount of non-default interest paid theretofore paid by Borrower to Lender as of the applicable date plus (3) any portions of the Exit Fee theretofore by Borrower to Lender as of the applicable date.  The Exit Fee shall be deemed earned when due pursuant to this Section 2.3(b), and shall not be subject to reduction or be refundable under any circumstances.

2.4                                 Funding of Loan.

(a)                                  Initial Funding Amount.  Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, on the Effective Date, Borrower agrees to borrow from Lender, and Lender shall disburse to Borrower from the proceeds of the Loan the sum of Eighteen Million Seventy-Five Thousand and No/100 Dollars ($18,075,000.00) (the “Initial Funding Amount”); provided, however, that interest shall commence accruing under the Note the date that the Loan funds are wired into escrow by Lender and by its execution hereof, Borrower agrees that it shall be obligated to pay such interest irrespective of whether or not the Effective Date occurs.

(b)                                 Disbursement Requests Subsequent to Effective Date from Holdbacks and Reserve Accounts.  With respect to any disbursement of any Loan proceeds to be made by the Lender from Holdbacks and/or Reserve Accounts subsequent to the funding of the Initial Funding Amount on the Effective Date as expressly permitted hereunder, but in no event more frequently than on one (1) occasion in any one (1) calendar month.  Such funds shall be disbursed by Lender by not later than the sixth (6th) day of a calendar month, provided that (i) all conditions precedent to funding set forth hereunder have been satisfied and (ii) Borrower shall have given to Lender, at 222 North Sepulveda Boulevard, Suite 2222, El Segundo, California 90245, Attention:  Servicing, or at such other address as Lender shall designate in writing, an original or facsimile written request for disbursement in the form required pursuant hereto, not less than four (4) Business Days prior to end of the immediately preceding calendar month Each such request for disbursement shall be in the form attached hereto as Exhibit E and shall, among other things, (i) specify Borrower’s desired funding date (which shall be a Business Day) in respect of the disbursement of Loan proceeds, (ii) specify the amount of the proposed disbursement, (iii) specify the proposed use of such disbursement of Loan proceeds (which may, as permitted hereunder, include payment of an allowance to the tenant under Leases for tenant improvements), (iv) contain a written certification by Borrower that each of the conditions to Lender’s obligation to fund the applicable Loan Holdback as set forth herein have been satisfied and (v) contain a written certification by Borrower that the representations and warranties required to be remade in connection with Loan disbursements made subsequent to the Effective Date pursuant to Section 3.2(c)(i) below, are deemed remade (and accordingly, remain true, correct and complete) as of the date the applicable request for disbursement is so delivered to Lender.  Each such request for disbursement shall also be accompanied by such additional documents and information relating to the proposed disbursement as Lender shall reasonably require.   Each such request for disbursement from the Leasing Holdback shall be accompanied by an administrative fee payable to Lender in the amount of Seven Hundred Fifty and No/100 Dollars ($750.00) per draw, which administrative fee shall be deducted by Lender from the Leasing Holdback concurrently with the funding of the applicable Leasing Holdback disbursement.

(c)                                  Funding of Loan Proceeds Subsequent to Effective Date.  Subject to Lender’s approval of the request for disbursement and in accordance with the terms and conditions contained in this Agreement, including, without limitation, the conditions to disbursement set forth in Sections 2.4, 3.1 and 3.2, Article IV and in Exhibit D attached hereto, Lender shall use commercially reasonable efforts to make available to Borrower the proceeds of each disbursement requested by Borrower on the funding date specified in the Borrower’s request for disbursement (or such other date as Lender shall deem appropriate) and shall disburse such funds into such account of Borrower as Borrower shall specify and Lender shall approve.

2.5                                 Loan Documents.  Borrower shall deliver, or cause to be delivered to Lender concurrently with this Agreement, each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B hereto as in Loan Documents, together with the other documents described in Exhibit B hereto which are listed as not Loan Documents.

2.6                                 Effective Date.  The dates of this Loan Agreement and the other Loan Documents are for reference purposes only.  The effective date of delivery and transfer to Lender of the security under the Loan Documents and of Borrower and Lender’s obligations under the Loan Documents (the “Effective Date”) shall be the date on which the Deed of Trust is recorded in the Official Records or the date upon which the Loan is deemed “closed” by Lender and Borrower; provided, however, that interest shall commence accruing under the Note the date that the Loan funds are wired into escrow by Lender at Borrower’s request.

2.7                                 Interest on Loan.  Interest shall accrue on the Loan at the rate or rates provided for in the Note, and shall be paid by Borrower in the amounts and at the times provided for in the Note, all of the terms and provisions of which are fully incorporated into this Agreement.  Lender shall provide Borrower with a monthly interest statement indicating the amount of interest payable for such month along with the Interest Holdback and Interest Reserve balances available therefor.  Provided that sufficient funds therefor remain in the Interest Holdback and there are not funds then held in the Interest

Reserve Account, Lender shall, and is authorized by Borrower, to disburse to itself each month from the Interest Holdback the amount necessary to pay such accrued and unpaid interest on the Loan in accordance with the provisions of the Disbursement Plan attached hereto as Exhibit D.  All amounts disbursed by Lender from the Interest Holdback shall be deemed to be amounts outstanding under the Loan.  Neither the depletion of the Interest Holdback nor the non-satisfaction of any condition to disbursement contained in Article III of this Agreement shall release Borrower from any of Borrower’s obligations under this Agreement or the other Loan Documents, including the obligation to pay interest and other charges and payment under or with respect to the Loan when due from other funding sources of Borrower.

2.8                                 Loan Payments.  Payments on the outstanding amount of the Loan shall be paid by Borrower in accordance with the terms of the Note and this Loan Agreement.

2.9                                 Maturity Date.  Unless extended pursuant to Borrower’s valid and timely exercise of Extension Option, the Maturity Date of the Loan shall be the date set forth in the definition of “Maturity Date” in Section 1.1 above, at which time all sums due and owing under this Agreement and the other Loan Documents shall be repaid in full.  All payments due to Lender under this Agreement, whether upon the Maturity Date or otherwise, shall be paid in immediately available funds.

2.10                           Credit for Payments.  Any payment made upon the outstanding principal balance of the Loan, or the accrued interest thereon, shall be credited as of the Business Day received, provided that such payment is made by Borrower no later than 1:00 p.m. (Pacific Standard Time or Pacific Daylight Time, as applicable) and constitutes immediately available funds.  Any payment made after such time or which does not constitute immediately available funds shall be credited upon such funds having become unconditionally and immediately available to Lender.

2.11                           Full Repayment and Reconveyance.  Upon receipt of all amounts owing and outstanding under the Loan Documents, Lender shall issue a full reconveyance of the Property from the Lien of the Deed of Trust; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance:  (a) Lender shall have received all escrow, closing and recording costs, the reasonable costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents; (b) Lender shall have received the entire Exit Fee in accordance with Section 2.3 hereof and any LIBOR breakage fees payable under the Note; and (c) Lender shall have received a written release satisfactory to Lender of any set aside letter, letter of credit or other form of undertaking which Lender has issued to any surety, Governmental Authority or other Person in connection with the Loan and/or the Property.  Lender’s obligation to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full reconveyance, and any commitment of Lender to lend any undisbursed portion of the Loan shall be cancelled.

2.12                           Authorization.  Borrower shall act under this Agreement and the other Loan Documents only through such authorized representatives as Borrower shall designate to Lender in writing from time to time.  Borrower hereby designates Marc Belluomini as Borrower’s authorized representative for purposes of this Agreement and the other Loan Documents, and such Person shall continue as Borrower’s authorized representative until such time as Borrower shall duly authorize other or additional Persons so to act on behalf of Borrower.  Lender shall be entitled to act on the instructions of any Person identifying himself or herself as one of the Persons authorized by Borrower, and Borrower shall be bound thereby in the same manner as if any such Person were actually so authorized.  Borrower shall indemnify, defend and hold Lender harmless from and against any and all Liabilities and Costs arising out of or in any way connected with Lender’s acceptance of or acting upon any instructions or directions from the Person or Persons so authorized.

2.13                           Extension Option.  Borrower shall have the option to extend the term of the Loan (“Extension Option”) from the Original Maturity Date to the Extended Maturity Date (the “Extended Term”), strictly upon satisfaction of each and all of the following conditions precedent:

(a)                                  Notice.  Borrower shall provide Lender with written notice of Borrower’s request to exercise the Extension Option (“Extension Notice”) not more than one hundred fifty (150) days, but not less than thirty (30) days, prior to the Original Maturity Date.

(b)                                 No Event of Default; No Monetary Potential Default.  Both on the date of Lender’s receipt of the Extension Notice and on the Original Maturity Date, no Event of Default shall exist and no monetary Potential Default shall exist, and Borrower shall so certify to Lender in writing.

(c)                                  Extension Fee.  Concurrently with Lender’s approval of the Extension Option (if the same is so granted by Lender), Borrower shall pay to Lender an extension fee (the “Extension Fee”) in immediately available funds in an amount equal to one-half percent (.50%) of the sum of the then (i) then outstanding Loan amount and (ii) the unfunded Loan commitment (which commitment amount shall include any then unfunded portion(s) of the Interest Holdback and the Leasing Holdback).  The Extension Fee shall be deemed earned upon payment and shall not be subject to reduction or be refundable under any circumstances.  In addition to the Extension Fee, if Borrower delivers the Extension Notice, Borrower shall reimburse Lender for all reasonable costs and expenses incurred by Lender, whether paid to third-parties or otherwise (including outside legal counsel), in connection with its approval or disapproval and documentation of the extension of the Original Maturity Date, within ten (10) days after Borrower’s receipt of a notice from Lender setting forth the amount of such costs and expenses and a demand for reimbursement.  Such costs and expenses may include, but shall not be limited to, reasonable legal fees, title insurance endorsement charges, environmental review costs, appraisal fees, audit fees and inspection fees.

(d)                                 Documents.  Borrower shall execute, or cause the execution of, all documents reasonably required by Lender to exercise the Extension Option, including, without limitation, consents of Guarantor, and shall deliver to Lender, at Borrower’s sole cost and expense, such title insurance endorsements to the Title Policy as Lender shall reasonably require.  Without limitation thereon, Borrower shall certify to Lender, in a form of writing acceptable to Lender, that each and every representation and warranty made by Borrower hereunder or under the other Loan Documents, remains true, correct and complete in all material respects.

(e)                                  Required Debt Constant.  The Property shall have achieved and shall maintain the Required Debt Constant, both as of the date of Lender’s receipt of the Extension Notice and on the Original Maturity Date.

(f)                                    Loan-to-Value Threshold.  The Loan-to-Value Ratio of the Property shall be equal to or less than sixty percent (60%), as determined by an “as-is” Appraisal engaged by Lender (at Borrower’s sole cost and expense) at the time of Lender’s receipt of the Extension Notice, and otherwise complying with the requirements set forth herein.

(g)                                 Interest Rate Protection Agreement.  Borrower shall purchase a new Interest Rate Protection Agreement for the length of the Extended Term at a rate acceptable to Lender in its sole discretion, but not lower than three and one-half percent (3.50%).

2.14                           Intentionally omitted.

2.15                           Partial Release of Property.  Borrower shall have the right to obtain from Lender a partial release of individual buildings and the respective Parcels on which such buildings are located (collectively, the “Released Property”) from the lien of the Deed of Trust securing Borrower’s obligations under the Loan Documents in connection with the sale of any of the same to a third party that is not an Affiliate of Borrower or Guarantor with the Borrower in an arms-length transaction, all upon satisfaction in full of each and all of the following conditions precedent:

(a)                                  Borrower shall deliver to Lender a written request for such partial release not later than thirty (30) days prior to the day on which Borrower desires such partial release to become effective;

(b)                                 All lot split, zoning, use, access, reciprocal access and title insurance matters shall be addressed to the satisfaction of Lender, including without limitation, (i) at Lender’s request in the event of a recordation of Subdivision Map in connection with the applicable partial release, the issuance of a new or updated ALTA survey depicting the remaining portion of the Property, and (ii) if applicable, the approval and execution by all necessary parties of a Lender approved (in the exercise of Lender’s reasonable discretion) reciprocal access agreement between the Property and the Released Property.  In addition, with respect to the parking count, access and configuration of the remaining Property, and without limitation on the foregoing, at no time prior to or following any such partial release shall there be less than the number of legal parking spaces required by all applicable Legal Requirements;

(c)                                  No Event of Default shall have occurred and be continuing, either as of the date on which Borrower shall request such partial release and/or as of the effective date of such partial release;

(d)                             A portion of the Exit Fee in an amount equal to one and half percent (1.50%) of the amount of the Loan principal being so repaid shall be paid in full to Lender;

(e)                                  Lender shall have been paid, in immediately available funds, all escrow, closing and recording costs; the reasonable costs of preparing and delivering such partial release and any other related documents, including without limitation reasonable attorneys’ fees; the reasonable out-of-pocket costs incurred by Lender in verifying that all conditions precedent to the release of the applicable parcels have been satisfied; the cost of any title insurance endorsements required by Lender and a partial release fee equal to Fifteen Thousand and No/100 Dollars ($15,000.00) for each such partial release (the “Reconveyance Fee”);

(f)                                    Borrower shall have paid to Lender, in immediately available funds, on or before the effective date of any such permitted partial release, a release price (the “Release Price”) equal to the greater of (i) the amount as set forth on Exhibit K attached hereto with respect to the Released Property or (ii) one hundred percent (100%) of the Net Sales Proceeds in connection with such partial release.

(g)                                 If any new map or lot line adjustment has occurred, then Borrower shall have provided Lender with evidence acceptable to Lender that the Property and the remaining portion of the Property each has been formally designated as a distinct, separate, tax lot and Lender shall have received evidence satisfactory to Lender that any tax, bond or assessment affecting the Property, including any assessment or special tax imposed in connection with any improvement district, assessment district or special taxing district, shall have been properly allocated between the subject Released Property and the remaining Property; and

(h)                                 Borrower, at its sole cost and expense, shall have delivered to Lender one or more endorsements to the Title Policy insuring that, after giving effect to such release, (i) the lien created hereby and insured under such title policy is a first priority lien on the remaining Property subject only to original Permitted Encumbrances applicable to the remaining Property, (ii) the Title Policy is in full force and effect and unaffected by such release and (iii) that the Title Policy has been “dated down” to be effective as of the date of the applicable partial release.

Neither the acceptance of any payment or the issuance of any partial release by Lender shall affect the Borrower’s obligation to pay all amounts owing under this Agreement or the other Loan Documents or the lien of the Deed of Trust on the remaining Property.

2.16                           Recourse.  The Loan shall be full recourse to Borrower.  Further, Lender shall have the right to (i) proceed against Borrower or Guarantor under the Environmental Indemnity Agreement, or to proceed against Guarantor under the Carveout Guaranty or Completion Guaranty; (ii) name Borrower or Guarantor in any foreclosure or similar legal action to the extent necessary to enforce Lender’s rights under the Loan Documents (it being acknowledged, however, that any such legal action shall be subject to the limitations on collection set forth in this Section); and/or (iii) obtain injunctive relief against Borrower, Guarantor, any Affiliate or other Person, or maintain any suit or action in connection with the preservation, enforcement or foreclosure of any Lien now or hereafter securing any Indebtedness or obligations of Borrower under this Agreement or the other Loan Documents.

2.17                           Prepayment.  The Loan shall be open to prepayment in whole or in part without premium or penalty so long as (a) in connection with a partial prepayment of the Loan from the application of Release Prices made in connection with a partial release, such partial release (and associated prepayment) is made pursuant to and in strict accordance with Section 2.15 of this Agreement, (b) in connection with a prepayment of the Loan in full, Borrower provides to Lender prior written notice thereof at least fifteen (15) days but not more than sixty (60) days prior to the proposed date of the Loan prepayment in full and Borrower pays to Lender the Exit Fee and all other amounts due hereunder or under the other Loan Documents (including, without limitation, any Breakage Prepayment Premium) or (c) in connection with a prepayment of the Loan in part not made in connection with a partial release of the Property (such as pursuant to the application of Gross Income in accordance with clause (d) of Section 10.1 below), Borrower provides to Lender prior written notice thereof at least thirty (30) days but not more than sixty (60) days prior to the proposed date of the Loan prepayment and Borrower pays to Lender a portion of the Exit Fee in an amount equal to one and half percent (1.50%) of the amount so prepaid.

ARTICLE III
CONDITIONS TO DISBURSEMENT

3.1                                 General Conditions; Conditions to Initial Disbursement.  Lender’s obligation to make the disbursements of the Initial Funding Amount on the Closing Date is subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a)                                  Borrower Loan Documents.  Borrower (and any other party thereto) shall have executed, acknowledged (if appropriate) and delivered to Lender each of the following, in form and substance acceptable to Lender:

(i)                                     this Agreement;

(ii)                                  the Note;

(iii)                               the Deed of Trust;

(iv)                              the Environmental Indemnity Agreement;

(v)                                 the Cash Management Agreement;

(vi)                              the Assignment of Management Agreement;

(vii)                           the Assignment of Interest Rate Protection Agreement;

(viii)                        the Financing Statements with respect to the Liens on the Personal Property granted under the Deed of Trust and the other Loan Documents;

(ix)                                the Deposit Account Control Agreement; and

(x)                                   each of the other Loan Documents and all other documents to be executed and/or delivered by or on behalf of Borrower pursuant to this Agreement or as Lender shall otherwise reasonably require.

(b)                                 Guaranty Loan Documents.  Borrower and Guarantor, as applicable, shall have executed and delivered to Lender each of the following, in form and substance acceptable to Lender:

(i)                                     the Completion Guaranty;

(ii)                                  the Carveout Guaranty;

(iii)                               the Environmental Indemnity Agreement; and

(iv)                              all other documents to be executed and/or delivered by or on behalf of Guarantor pursuant to this Agreement or as Lender shall otherwise reasonably require.

(c)                                  Other Documents.  Borrower (and/or any other party thereto) shall have executed, acknowledged (if appropriate) and delivered to Lender all other documents to be executed and/or delivered in connection with the Loan or as Lender shall otherwise reasonably require.

(d)                                 Property Documents.  Lender shall have received the following documents with respect to the Property, in form and substance acceptable to Lender:

(i)                                     an Appraisal or Appraisals of the Property, showing an “as-is” aggregate value for the Property of not less than Twenty-Seven Million and No/100 Dollars ($27,000,000.00), and an “as-stabilized” aggregate value for the Property of not less than Thirty-Five Million and No/100 Dollars (35,000,000.00), and otherwise acceptable to Lender in its sole discretion;

(ii)                                  the Title Policy in the amount of the Loan, insuring Lender that the Deed of Trust constitutes a valid first priority Lien upon Borrower’s interest in the Property, subject only to the Permitted Encumbrances, with such endorsements and otherwise in such form and substance as shall be acceptable to Lender and Lender’s counsel, and that such Title Policy shall at all times expressly insure against all mechanics’ liens;

(iii)                               such environmental assessments, studies, reports and investigations on the Property, and/or the soils or groundwaters thereof, prepared by environmental consultants satisfactory to Lender and in form and substance acceptable to Lender and Lender’s counsel in the sole discretion of such Persons;

(iv)                              a current ALTA survey of the Property certified in favor of

Lender and otherwise in a form acceptable to Lender and Lender’s counsel;

(v)                                 a certified, current rent roll (“Rent Roll”) for the Property, which Rent Roll is attached hereto as Exhibit H; and

(vi)                              such other documents with respect to the Property as are required pursuant to this Agreement or as Lender shall otherwise require.

(e)                                  Organizational Documents.  Lender shall have received such corporate, partnership and limited liability company documents with respect to Borrower and its constituent entities and Guarantor as Lender shall require, including evidence of authorization and incumbency of all Persons executing the Loan Documents on behalf of Borrower;

(f)                                    Performance.  Borrower shall have performed, in all material respects, all agreements and covenants to be performed by Borrower under this Agreement or the other Loan Documents on or before the Closing Date;

(g)                                 Intentionally omitted;

(h)                                 Litigation, Other Proceedings.  Except for the litigation that is the subject of the Purchase Agreement Indemnification Obligation, there shall not have been instituted or threatened any litigation or proceeding in any court or by or before any Governmental Authority affecting or threatening to affect Borrower, Guarantor, the Property, or any other Collateral, as determined by Lender in its sole discretion, which has a Material Adverse Effect on the value of the Property or any other Collateral or Lender’s right or ability to receive payment in full of all amounts payable by Borrower to Lender under this Agreement or the other Loan Documents;

(i)                                     Perfection of Liens.  The Deed of Trust, the Financing Statements and any other recordable Loan Documents shall have been recorded or filed, as applicable, and Lender shall have a valid, perfected first priority Lien on Borrower’s interest in the Property and on all of the Collateral subject to the Loan Documents;

(j)                                     No Event of Default.  On the Closing Date, no Event of Default or Potential Default shall exist (including, without limitation, no Lien shall exist against the Property (or any portion thereof) in violation of Section 4.1 below);

(k)                                  Loan Fees.  On the Closing Date, Lender shall have received the Loan Fee and any other fees or other amounts then due to Lender under this Agreement and the other Loan Documents, and all reasonable expenses of Lender incurred prior to the Closing Date (including without limitation all attorneys’ and appraisers’ fees, environmental review costs, cost engineering expenses, title insurance premiums and endorsement charges), shall have been paid by Borrower;

(l)                                     Consents and Approvals.  Any licenses, permits, consents and approvals of Governmental Authorities, and all corporate, partnership and limited liability company action necessary to enable Borrower to enter into the financing transactions contemplated by this Agreement shall have been obtained and/or taken by Borrower (including, without limitation, any required consents of any Members);

(m)                               Insurance.  Lender shall have received evidence that Borrower has, with respect to the Property all insurance policies and associated coverage amounts required under Article V of this Agreement, in each case satisfactory to Lender and issued by insurance companies acceptable to

Lender, and loss payable endorsements in form and substance satisfactory to Lender naming Lender as loss payee (as its interests may appear) shall have been delivered to Lender, together with such certificates of insurance and binders as Lender shall require;

(n)                                 Representations and Warranties.  All representations and warranties of Borrower contained in this Agreement or the other Loan Documents shall be true and correct in all material respects;

(o)                                 Opinions of Counsel.  Lender shall have received opinions of counsel for Borrower dated as of the Closing Date as to such matters as Lender shall require, in form and substance satisfactory to Lender and Lender’s counsel;

(p)                                 Standard Form of Lease; Leases; Subordination Agreements and Tenant Estoppel Certificates.  Lender shall have received and approved Borrower’s standard form of Lease for the Property.  Lender shall have received and approved all of the existing Leases of the Property, including without limitation, all amendments and guaranties relating to such Leases, and Lender shall have received Subordination Agreements and Tenant Estoppel Certificates from each of the tenants at the Property, in form and substance satisfactory to Lender and Lender’s counsel;

(q)                                 Due Diligence.  Lender shall have completed its review of the Property and the other Collateral, including, without limitation, any contracts and agreements relating to the Property, and Lender shall have completed such other real estate and legal due diligence investigations as Lender deems necessary, and such review and investigations shall provide Lender with resulting information which, in Lender’s sole discretion, is satisfactory to permit Lender to enter into this Agreement and to make the Loan;

(r)                                    Disbursement Plan.  Borrower shall have satisfied any other specific conditions in the Disbursement Plan for the use of the Loan proceeds to be disbursed to Borrower on the Closing Date;

(s)                                  Budgets.  Lender shall have reviewed and approved any and all improvement and operating budgets for the Property, and Borrower’s proposed sources and uses of funds for the Loan proceeds and Borrower Equity;

(t)                                    Financial Statements.  Lender shall have received such financial statements and other financial information on Borrower, Guarantor and Members as Lender shall require, and such financial statements and other financial information shall be in form and substance acceptable to Lender;

(u)                                 Borrower Equity.  Borrower shall have caused the entire Borrower Equity to be applied to the payment of Borrower’s costs and expenses of acquiring the Property on or prior to the Effective Date;

(v)                                 Interest Rate Protection Agreement.  Borrower shall have purchased an Interest Rate Protection Agreement or other hedging instrument acceptable to Lender in its sole and absolute discretion consistent with this Agreement, which Interest Rate Protection Agreement shall have been assigned to Lender in writing pursuant to an Assignment of Interest Rate Protection Agreement, which shall name Lender as payee thereunder otherwise be in a form acceptable to Lender;

(w)                               Affiliate Fees.  Borrower shall have disclosed to Lender, and Lender shall have approved, all fees, commissions and other amounts which have been or will be reimbursed or paid to or paid on behalf of Borrower, Guarantor or any Affiliate thereof in connection with the acquisition or financing of the Property to the extent the same are either (i) to be paid from Loan proceeds, Gross Sales Proceeds or Gross Income (unless, in the case of Gross Income, Borrower was entitled to a distribution of the same pursuant to Section 10.1(e) below), or (ii) constitute amounts paid by Seller or any affiliate of Seller (“Affiliate Fees”).  All Affiliate Fees shall be deducted from the calculation of the capitalization costs of the financing transaction contemplated by this Agreement for determining the maximum principal amount of the Loan and Borrower’s required equity contribution.  Without limitation on the foregoing, all Affiliate Fees shall be subordinate to the Loan and shall be terminable by Lender in the event of the occurrence of an Event of Default;

(x)                                   Association Estoppel.  Lender shall have received the Association Estoppel; and

(y)                                 Other Documents.  Lender shall have received and approved such other documents, materials or information as Lender or its counsel shall require.

3.2                                 Conditions to Additional Disbursements.  The obligation of Lender to make any disbursement under the Loan subsequent to the disbursement of the Initial Funding Amount is subject to the satisfaction of the following additional conditions precedent as of the date of any such disbursement:

(a)                                  Disbursement Request.  Lender shall have received a written request for disbursement (except of an Interest Reserve) submitted in accordance with Section 2.4 of this Agreement;

(b)                                 Disbursement Plan.  Borrower shall have satisfied any other specific conditions in the Disbursement Plan for use of the Loan proceeds to be disbursed to Borrower; and

(c)                                  Additional Matters.  As of the date of any such disbursement:

(i)                                     Representations and Warranties.  All of the representations and warranties of Borrower contained in this Agreement (other than those contained in: the second (2nd) or third (3rd) sentences of Section 6.6; clauses (c) and (d) of Section 6.7; and in Sections 6.9, 6.11, 6.14 or 6.18, each of this Agreement), shall be true and correct in all material respects as though made on and as of such date (or if the same is or are no longer true, correct or complete, the foregoing does not cause a Material Adverse Effect);

(ii)                                  No Default.  No Event of Default or Potential Default shall have occurred and be continuing or would result from the making of such disbursement; and

(iii)                               Application of Gross Income.  Borrower shall have applied all Gross Income in accordance with the Loan Documents and shall provide evidence reasonably satisfactory to Lender evidencing such application;

(iv)                              Intentionally omitted;

(v)                                 In-Balance.  Notwithstanding anything to the contrary contained herein or in the other Loan Documents, any undisbursed Loan funds in the Interest Holdback, together in the aggregate with any funds theretofore deposited by Borrower into the Interest Reserve Account, shall be at all times equal to or greater than the amount which Lender from time to time reasonably determines necessary to pay expected interest for the Loan during the remainder of the Loan term based on Net Operating Income derived from then Leases at the time such determination is made and calculated using the debt service on the Loan which is anticipated to accrue for the period at the Applicable Interest Rate which would be in effect under the Note under the so-called “Forward LIBOR Curve” during the remaining Loan term period (taking into account the Interest Rate Protection Agreement).  The satisfaction of the foregoing condition shall mean the Loan is “In-Balance”.;

(vi)                              Compliance with Construction Provisions in Article IV.  To the extent the disbursement is from the Capital Expenditure Reserve Account, Borrower shall have complied with the each and all of the additional construction-related requirements set forth in Article IV of this Agreement;

(vii)                           Title Policy. The lien of the Deed of Trust shall continue to be insured by the Title Policy as a senior priority lien against the Property, subject only the Permitted Encumbrances;

(viii)                        Expenditures.  Each advance subsequent to the Initial Funding Amount for payment of expenses and costs incurred in connection with the construction of the Borrower Improvements shall have been approved by Lender in its sole but good faith discretion.  Lender shall make disbursements upon completion of the Borrower Improvements, or the portion thereof for which Borrower shall have requested payment, subject to Borrower’s satisfaction of such conditions as Lender shall require, including, without limitation, (A) each disbursement being for costs and expenses consistent with the Disbursement Budget; and (B) Borrower’s providing to Lender such evidence of such costs and such evidence of Borrower’s completion of the Borrower Improvements or the portion thereof for which Borrower shall have requested payment, as Lender shall require and subject, however, to the provisions set forth in Sections 5.9, 12.5 and Item 3 of Exhibit D regarding progress payments.  Any Affiliate Fees payable as part of expenses or costs incurred in connection with the construction of the Borrower Improvements shall be subject to the prior written approval of Lender, which approval may be granted or withheld in Lender’s sole and absolute discretion, provided that if CT becomes the Replacement Property Manager, then Lender will not disapprove any such Affiliate Fees that, together with all other fees payable under the applicable Property Management Agreement are, in the aggregate, within market rates payable to non-affiliated property managers as reasonably determined by Lender;

(ix)                                Invoices.  Lender shall have received copies of bills, invoices, documents of title, vouchers, statements, payroll records, receipts and any other documents evidencing the total amount expended, incurred or due for any requested disbursement items;

(x)                                   Lien Waivers.  In connection with any Borrower Improvements, Lender shall have received evidence of Borrower’s use of a lien release and payment system reasonably acceptable to Lender for payments or disbursements to any contractor, subcontractor, materialman, supplier or lien claimant; and waivers and releases of any mechanics’ lien, stop notice claim, equitable lien claim or other lien claim rights, to the extent related to individual work or materials, the cost of which exceeds Fifty Thousand and No/100 Dollars ($50,000.00), in the aggregate; and

(xi)                                Other Information.  Lender shall have received any other document, material or information as Lender shall reasonably request.

3.3                                 Account Pledge and Assignment.  The proceeds of the Loan and amounts deposited on account of any budget shortfall, when qualified for disbursement, shall be deposited into the Collection Account or otherwise disbursed to or for the benefit or account of Borrower under the terms of this Agreement.  As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Lender, and grants to Lender a security interest in, the Collection Account and all monies at any time on deposit in the Collection Account or the Account.

3.4                                 Loan Disbursements.  Subject to the Lender’s approval of the request for disbursement and satisfaction of the terms and conditions of this Agreement, including, without limitation, the conditions precedent contained in this Article III and in Article IV, the proceeds of the Loan shall be disbursed in accordance with the terms and conditions of the Disbursement Budget and the Disbursement Plan.  All disbursements shall be held by Borrower in trust until disbursed and applied by Borrower solely for the purpose for which the funds have been disbursed.  Lender has no obligation to monitor or determine Borrower’s use or application of the disbursements.  Notwithstanding anything to the contrary contained herein, Lender shall have no obligation to make any disbursements of Loan proceeds unless and until Borrower shall have caused the Borrower Equity to be applied in payment of the costs and expenses set forth in Exhibit D attached hereto to the extent then due.

3.5                                 Cash Management Account.

(a)                                  A Collection Account (as defined below) shall be established on the Effective Date, and during the term of the Loan, all Gross Income shall be deposited in the Collection Account pursuant to the terms hereof and the Cash Management Agreement.  Borrower hereby agrees that Borrower (i) shall execute the Tenant Redirect Letters addressed to each existing tenant on the Effective Date and to each future tenant executing an approved Lease subsequent to the Effective Date and (ii) shall, upon execution thereof, deliver such Tenant Redirect Letters to Lender.   Lender is hereby authorized to deliver such Tenant Redirect Letters to the tenants at the Property upon the occurrence of an Event of Default.  Lender agrees to execute and deliver letters to the tenants terminating such Tenant Redirect Letters on written request by Borrower after repayment of the Loan and all obligations secured by the Deed of Trust.  In connection therewith, the “Collection Account” shall be a non-interest bearing demand deposit account in the name of Borrower with a bank approved by Lender in writing, it being understood that Lender hereby approves Bank of America (the “Clearing Bank”).  Borrower shall cause all Gross Income to be deposited into the Collection Account within two (2) Business Day following Borrower’s receipt thereof.

(b)                                 Within ten (10) days following the end of each calendar month, Borrower shall cause to be prepared and delivered to Lender a written statement in a form acceptable to Lender (“Cash Application Statement”) detailing the items of Gross Income received for such calendar month; the Operating Expenses to which Gross Income shall have been applied by Borrower for such calendar month (including a comparison to the Operating Budget), or the portion thereof, paid out of Gross Income or amounts on deposit in any accounts (including the Collection Account or the Cash Management Account (hereinafter defined) following an Event of Default and the implementation of the Cash Management Account) for such calendar month; amounts funded into the Tax and Insurance Reserve Account, the Capital Expenditure Reserve Account, the Deferred Maintenance and Environmental Reserve Account and the Interest Reserve Account, if any; amounts paid to Property Manager, if any; and the amount of any distributions made to Borrower during such month pursuant to Section 2.10 above.

(c)                                  After the Collection Account has been established, funds deposited in the Collection Account shall be swept by the Clearing Bank on a daily basis into the Borrower’s operating account at Clearing Bank, unless an Event of Default shall be continuing, in which event such funds shall be swept on a daily basis into a non-interest bearing account (the “Cash Management Account”) controlled by Lender in Borrower’s name at a bank selected by Lender (the “Cash Management Bank”).    Upon the occurrence and during the continuance of an Event of Default (or Events of Default), no funds in the Cash Management Account shall be distributed to Borrower and all funds in the Cash Management Account shall be applied and utilized in Lender’s sole and absolute discretion.

If and to the extent that Lender shall determine that (xx) Borrower shall have failed to cause any Gross Income or funds in the Collection Account to be applied in the manner required hereunder, or (yy) Borrower did not use such funds as required hereunder, then within two (2) Business Days following written notice thereof from Lender to Borrower, Borrower shall cause such misapplied Gross Income or funds in the Collection Account to be restored into the Collection Account and/or applied in the manner required under this Agreement, as directed by Lender.  Notwithstanding anything to the contrary contained in this section, Borrower shall have no right to receive any funds from the Collection Account at any time after the occurrence and during the continuance of an Event of Default, or at any time following maturity or acceleration of the Loan.  As additional security for Borrower’s performance under this Agreement and the other Loan Documents, Borrower hereby irrevocably pledges to Lender, and grants Lender a lien on, the Collection Account and the Cash Management Account, all funds on deposit in such accounts at any time and all proceeds and products thereof to secure all of Borrower’s obligations hereunder and under the Loan Documents.

ARTICLE IV

CONSTRUCTION

4.1                                 Liens and Stop Notices.  If a claim of lien is recorded which affects the Property or a bonded stop notice is served upon Lender, Borrower shall, within twenty (20) calendar days of such recording or service or within five (5) calendar days of Lender’s demand, whichever occurs first:  (a) pay and discharge the claim of lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Lender a surety bond in sufficient form and amount; or (c) provide Lender with other assurances which Lender deems, in its sole discretion, to be satisfactory for the payment of such claim of lien or bonded stop notice and for the full and continuous protection of Lender from the effect of such lien or bonded stop notice.

4.2                                 Construction Responsibilities.  In the event that Borrower elects to commence at any time all or any portion of the same, Borrower shall construct any of the Borrower Improvements in a workmanlike manner according to the plans and specifications and the recommendations of any soils or engineering report approved by Lender.  Borrower shall comply with all applicable laws, ordinances, rules, regulations, building restrictions, recorded covenants and restrictions, and requirements of all regulatory authorities having jurisdiction over the Property or Improvements.  Borrower shall be solely responsible for all aspects of Borrower’s business and conduct in connection with the Property and Improvements, including, without limitation, for the quality and suitability of the plans and specifications and their compliance with all governmental requirements, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, material suppliers, consultants and property managers, and the accuracy of all applications for payment and the proper application of all disbursements.  Lender is not obligated to supervise, inspect or inform Borrower or any third party of any aspect of the construction of the Improvements or any other matter referred to above.  Borrower shall not be permitted to construct any capital or other improvements at the Property other than those Borrower Improvements expressly permitted hereunder.

4.3                                 Inspections.  Lender shall have the right to enter upon the Property at all reasonable times to inspect the Improvements (including the Borrower Improvements) and the construction work to verify information disclosed or required pursuant to this Agreement.  Any inspection or review of the Improvements (including the Borrower Improvements) by Lender is solely to determine whether Borrower is properly discharging its obligations to Lender and may not be relied upon by Borrower or by any third party as a representation or warranty of compliance with this Agreement or any other agreement.  Lender owes no duty of care to Borrower or any third party to protect against, or to inform Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Improvements (including the Borrower Improvements) as determined by Lender.

Further, and throughout the course of construction of the improvements, Lender shall have the right, in its good-faith discretion, to employ, at Borrower’s sole cost and expense, an inspector or inspectors and a consultant or consultants who shall review as agent for Lender all construction activities undertaken in regard to any Property.  If required by Lender, a certificate, inspection report or indication from such inspector(s) and/or consultant(s) that construction complies with any applicable plans and budget (including percent completion requirements) shall be a further condition precedent to Lender’s approval of each draw request.

4.4                                 Intentionally omitted.

4.5                                 Intentionally omitted.

4.6                                 Contractor Construction Information.   Within ten (10) days of Lender’s written request, Borrower shall deliver to Lender from time to time in a form acceptable to Lender with respect to any construction of any Borrower Improvements reasonably expected to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) for an individual job (or in the aggregate if related to the same job):  (a) a list detailing the name, address and phone number of each contractor, subcontractor and material supplier previously employed or to be employed or used for construction of the Borrower Improvements together with the dollar amount, including changes, if any, of each contract and subcontract, and the portion thereof, if any, paid through the date of such list; (b) copies of each contract and subcontract identified in such list, including any changes thereto; (c) a cost breakdown of the projected total cost of constructing the Borrower Improvements, and that portion, if any, of each cost item which has been incurred; and (d) a construction progress schedule detailing the progress of construction and the projected sequencing and completion time for uncompleted work, all as of the date of such schedule.  Borrower agrees that Lender may disapprove any contractor, subcontractor or material supplier which, in Lender’s reasonable determination, is deemed financially or otherwise unqualified; provided, however, that the absence of any such disapproval shall not constitute a warranty or representation of qualification by Lender.  Lender may contact any such contractor, subcontractor or material supplier to discuss the course of construction.

4.7                                 Prohibited Contracts.  Without Lender’s prior written consent, Borrower shall not contract for any materials, furnishings, equipment, fixtures or other parts or components of the Borrower Improvements or any other Improvements, if any third party shall retain any ownership interest in such items after their delivery to the Property.  Borrower shall have five (5) days to effect the removal of any such retained interest.

4.8                                 Assessments and Community Facilities Districts.  Without Lender’s prior written consent, Borrower shall not cause or suffer to become effective or otherwise consent to the formation of any assessment district or community facilities district which includes all or any part of the Property and Improvements pursuant to:  (a) the Mello-Roos Community Facilities Act of 1982; (b) the Municipal Improvement Act of 1913; or (c) any other comparable or similar statute or regulation.  Nor shall Borrower cause or otherwise consent to the levying of special taxes or assessments against the Property by any such assessment district or community facilities district.

4.9                                 Delay.  Borrower shall promptly notify Lender in writing of any event causing delay or interruption of construction, or the timely completion of construction of Borrower Improvements commenced by Borrower.  The notice shall specify the particular work delayed, and the cause and period of each delay.

4.10                           Construction Contracts.  Without limitation on other requirements, Lender may require that for each contract or subcontract for an amount in excess of Two Hundred Fifty Thousand and

No/100 Dollars ($250,000.00), Borrower shall furnish to Lender, separately with respect to each such request, AIA forms G702 and G703 (or acceptable equivalents) and such other forms and schedules of values as may from time to time be approved or required by Lender, duly signed and sworn to by Borrower and each applicable contractor, with all blanks appropriately completed, setting forth such details concerning construction of the improvements as Lender shall require.  If required by Lender, Borrower shall have furnished to Lender evidence that all required inspections by Governmental Authorities have been satisfactorily completed.

4.11                           Additional Conditions to Disbursements.  In addition to and without limitation on any requirements to funding set forth in this Agreement, each disbursement by Lender from the Leasing Holdback (for Borrower Improvements) or from the Capital Expenditure Reserve Account will be subject to a market rate retention not to exceed ten percent (10%) (“Retention”), which shall be disbursed for the benefit or account of the Borrower only upon the later of (i) completion of the relevant Borrower Improvements in accordance with applicable Legal Requirements and delivery of a statutory “Notice of Completion”, and (ii) either (a) the expiration of the applicable statutory lien period, (b)  receipt of lien waivers from all potential lien claimants in form and substance reasonably acceptable to Lender, or (c) Lender’s receipt of a mechanic’s lien endorsement (or other endorsement to the Title Policy acceptable to Lender confirming the priority of Lender’s security interest in the Property over any such liens).

ARTICLE V

INSURANCE; CASUALTY, CONDEMNATION AND RESTORATION

Borrower agrees that, on or after the date hereof, until payment in full of the Loan and the other amounts payable under the Loan Documents, Borrower shall obtain and maintain in effect, at Borrower’s sole expense, the following policies of insurance in form and substance satisfactory to Lender, each of which, except for the insurance required in Section 5.1 below, shall have claims paying ability ratings of at least “A-VIII” by A.M. Best Company, or the equivalent of any other rating agency in the event A.M. Best Company is declared unsatisfactory to Lender, and shall otherwise be approved by Lender.

5.1                                 Title Insurance.  The Title Policy, together with any endorsements, reinsurance and co-insurance agreements which Lender may require, insuring Lender, in the principal amount of the Loan, that the Deed of Trust constitutes a valid first priority Lien on the Real Property, subject only to matters approved by Lender in writing.  During the term of the Loan, Borrower shall deliver to Lender, within five (5) days of Lender’s written request, such other endorsements to the Title Policy as Lender may reasonably require.

5.2                                 Property Insurance.   An All Risk property insurance policy, including, but not limited to, coverage for wind, hail, flood, collapse, sinkhole and terrorism (full coverage) for an amount not less than one hundred percent (100%) of the replacement cost of the Property (exclusive of costs for foundations, underground utilities and footings) without deduction for physical depreciation.  Such All Risk property insurance policy shall contain a standard lender loss payable endorsement, equivalent to a 438 BFU endorsement, and not less than the following:  (a) an agreed amount endorsement waiving any coinsurance provisions; (b) a deductible not to exceed Fifty Thousand and No/100 Dollars ($50,000.00); (c) ordinance or law coverage including (i) loss in value to the undamaged portion of the building(s) to full replacement value, (ii) demolition costs with a limit per loss of ten percent (10%) of the value of the building(s) affected by loss, and (iii) increased costs of construction with a limit per loss of twenty percent (20%) of the value of the building(s) affected by loss; (d) machinery and equipment breakdown with coverage including, but not limited to, loss or damage from electrical injury, machinery and equipment breakdown, and explosion of steam boilers, air conditioning equipment, high pressure piping, pressure vessels or similar apparatus; and (e) business income and loss rents coverage in amount equal to the higher of the estimated gross income for the property for a period of twelve (12) months or Two Million Four Hundred Thousand and No/100 Dollars ($2,400,000.00), which may be increased from time to time by Lender, with 365 Day Extended Period of Indemnity.  Any flood insurance placed through the National Flood Insurance Program at Lender’s request shall be valued on an actual cash basis with a deductible not to exceed Fifty Thousand an No/100 Dollars ($50,000.00).

5.3                                 Liability Insurance. A Commercial General Liability policy insuring against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the property, to be on “occurrence” form with limits not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) general aggregate.  An Automobile Liability policy with limits not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and One Million and No/100 Dollars ($1,000,000.00) general aggregate.  A Workers Compensation and Employer’s Liability policy with limits not less than Statutory Limits for Workers Compensation and Employers’ Liability limits as follows: One Million and No/100 Dollars ($1,000,000.00) Bodily Injury by Accident - Each Accident, $1,000,000; One Million and No/100 Dollars ($1,000,000.00) Bodily Injury by Disease — Each Employee; and One Million and No/100 Dollars ($1,000,000.00) Bodily Injury by Disease — Policy Limit.  A Pollution Liability insurance policy with limits not less than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) per occurrence and Five Million and No/100 Dollars ($5,000,000.00) general aggregate.  The General Liability policy shall contain a per location general aggregate if covering multiple locations.

5.4                                 Umbrella or Excess Liability Insurance. A commercial umbrella or excess liability policy with limits not less than Twenty Million and No/100 Dollars ($20,000,000.00).   This policy shall schedule the following policies as “underlying”:  Commercial General Liability, Automobile Liability and Employer’s Liability.

5.5                                 Intentionally omitted.

5.6                                 General Insurance Requirements.  The following additional requirements are also applicable:

(a)                                  Insurance premiums on all policies must be paid annually in advance.  All outstanding premiums for the current policy term are to be paid prior to the Effective Date;

(b)                                 No insurance policy required hereunder shall be permitted to provide for premium assessments to be made against Lender;

(c)                                  Borrower shall provide the following prior to the Effective Date:   (i) an Acord 25, Acord 25S or equivalent certificate of liability insurance and (ii) an Acord 27, Acord 28 or equivalent certificate of property insurance;

On the certificates of insurance listed above, the following wording must be stricken:  “endeavor to” and “but failure to mail notice shall impose no obligation of liability of any kind upon the company, its agents or representatives.”

(d)                                 Each policy shall contain not less than a thirty (30) day notice to Lender of written cancellation or material change and not less than ten (10) days prior notice to Lender of cancellation for non-payment of premium;

(e)                                  Lender to be named (i) the mortgagee and loss payee with respect to the property insurance coverage, and (ii) an additional insured with respect to general liability as follows:

PCCP Capital I, LLC

c/o PCCP, LLC

Attention:  Servicing

222 N. Sepulveda Blvd., Suite 2222

El Segundo, California 90245

(f)                                    A waiver of subrogation shall be provided on all policies of insurance, except pollution liability and automobile liability policies, waiving rights of recovery against Lender; and

(g)                                 The limits of insurance contained herein are minimum limits established by Lender and shall not be construed to mean that Lender represents or warrants that the required limits contained herein are adequate for protection to Borrower.

5.7                                 Restoration Proceeds.

Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by or on behalf of Borrower following any damage, destruction, casualty or loss to all or any portion of the Property (a “Casualty”, and such proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Deed of Trust, to be applied in accordance with this Article V.  Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds.  Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require.  Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s costs and expenses (including attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are Five Hundred Thousand and No/100 Dollars ($500,000.00) or less (the “Restoration Proceeds Threshold”), provided no Event of Default then exists, Lender shall make such Net Restoration Proceeds available to Borrower.  All Insurance Proceeds received by Borrower or Lender in respect of business interruption coverage, and all Condemnation Proceeds received with respect to a temporary Taking available to Borrower, shall be deposited in a segregated escrow account with Lender or its servicer, as applicable, and Lender shall estimate the number of months required for Borrower to restore the damage caused such Casualty or replace cash flow interrupted by such temporary Taking, as applicable, and shall divide the aggregate proceeds by such number of months, and, provided no Event of Default then exists, shall disburse a monthly installment thereof to Borrower each such month.  Subject to Lender’s rights under Section 5.7, provided no Event of Default has occurred and is continuing and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of such Restoration and any costs incurred by Lender, shall be paid to Borrower.

Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation.  Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if an Event of Default then exists without the prior written approval of Lender.  Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.

If and to the extent Restoration Proceeds are not required to be made available to Borrower to be used for the Restoration of the Improvements affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower’s consent, to apply such Restoration Proceeds or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Indebtedness or (ii) to the Restoration of all or any part of such Improvements affected by the Casualty or Taking, as applicable.

5.8                                 Restoration.  Notwithstanding anything to the contrary set forth in Section 5.7, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 5.7) available to Borrower for Borrower’s restoration and repair of the Improvements affected by the Casualty or Taking (a “Restoration”), as applicable, on the following terms and subject to Borrower’s satisfaction of the following conditions; provided, that Lender shall have the right to waive any of the following conditions in its discretion:

(a)                                  At the time of such Casualty or Taking, as applicable, and at all times thereafter there shall exist no Event of Default;

(b)                                 The Improvements affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Property equal to or greater than prior to such Casualty or Taking, as applicable;

(c)                                  Borrower shall demonstrate to Lender’s reasonable satisfaction Borrower’s ability to pay the Indebtedness coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower), the following:

(d)                                 (i) in the event of a Casualty, the Casualty resulted in an actual or constructive loss of less than thirty percent (30%) of the fair market value of the Property and less than thirty percent (30%) of the rentable area of the Property, (ii) in the event of a Taking, the Taking resulted in an actual or constructive loss of less than fifteen percent (15%) of the fair market value of the Property and less than fifteen percent (15%) of the rentable area of the Property, less than fifteen percent (15%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of such Taking, and (iii) in any event, (A) Leases covering at least sixty-five percent (65%) of the rentable square footage of the Property and (B) all Major Leases will remain in full force and effect during and after the Restoration.

(e)                                  Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents acceptable to Lender:  (i) an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Improvements lost or damaged to the condition, utility and value prior to the applicable Casualty; (ii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) such additional funds (if any) as are necessary from time to time, in Lender’s reasonable opinion, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Indebtedness and shall be disbursed, if at all, pursuant to this Article V); and (iv) copies of all permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all Legal Requirements.

(f)                                    Borrower shall commence such work within one hundred eighty (180) days after such Casualty or Taking, as applicable, and shall diligently pursue such work to completion;

(g)                                 Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (i) the date six (6) months prior to the Maturity Date (as the same may be extended in accordance with this Agreement), (ii) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or such Taking, as applicable, (iii) the expiration of the business interruption insurance coverage referred to above, and (iv) earliest date required pursuant to the terms of any Major Lease; and

(h)                                 the Property and the use thereof after the Restoration will be in compliance with all applicable Legal Requirements.

5.9                                 Disbursement.

Each disbursement by Lender of such Restoration Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including requiring lien waivers and any other documents, instruments or items which may be reasonably required by Lender.

In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, a Retention of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower (the “Casualty Retainage”); provided, however, that Lender shall disburse progress payments, not more frequently than monthly, in proportion to the completion of the applicable work comprising the Restoration and subject to Lender’s receipt of conditional lien waivers and the applicable Casualty Retainage.  The Casualty Retainage shall not be released until Lender reasonably determines that, in the case of a subcontractor, that the applicable portion of the Restoration performed by such subcontractor has been completed in accordance with the provisions of this Agreement, or in the case of a contractor, that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to execute this Agreement and make the Loan, Borrower hereby represents and warrants to Lender as follows:

6.1                                 Organization; Power; Single Purpose Entity.  Borrower (a) is duly organized and validly existing in good standing under the laws of the State of Delaware, (b) is duly qualified to do business in each jurisdiction in which the nature of its business or any of the Property makes such qualification necessary, (c) has the requisite power and authority to carry on its business as now being conducted, and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents.  Borrower is a “registered organization” within the meaning of the Uniform Commercial Code in effect in the State where Borrower is organized, and Borrower’s organizational identification number issued by such State is set forth under its signature hereto.  Borrower is now, and shall at all time remain, an SPE (as defined in Section 8.16 below) and in full compliance with all the terms and conditions contained in Section 8.16 below.

6.2                                 Authority; Enforceability.  Borrower has the requisite legal power and authority to execute, deliver and perform each of the Loan Documents.  The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite action of Borrower, and no other proceedings or authorizations on the part of Borrower are necessary to consummate such transactions.  The Loan Documents executed by Borrower in connection with the Loan are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.  Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.

6.3                                 Ownership of Borrower.  Borrower has heretofore provided to Lender a written statement setting forth the Members and their respective ownership percentages, and the shareholders, partners or members in the Members and their respective ownership percentages.  Except as may be expressly permitted pursuant to Section 8.14 below, without the prior written consent of Lender, Borrower shall not cause or permit any change in the Members or in the shareholders, partners or members in the Members, or in the relative ownership interests of such Members or such shareholders, partners or members in the Members.

6.4                                 No Conflict.  The execution, delivery and performance by Borrower of the Loan Documents, and each of the transactions contemplated thereby, do not and will not (a) conflict with or violate Borrower’s partnership agreement, articles of organization, operating agreement or other organizational documents, as the case may be, or (b) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any (i) contractual obligation to which Borrower, the Property or the other Collateral is subject, (ii) statute, ordinance, rule or regulation of any Governmental Authority applicable to Borrower, the Property or the other Collateral or (iii) court or Governmental Authority order, or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower (other than Liens in favor of Lender arising pursuant to the Loan Documents).

6.5                                 Consents and Authorizations.  Borrower has obtained all consents and authorizations required under its organizational documents or pursuant to its contractual obligations with any other Person, and has obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents.

6.6                                 Financial Information.  All financial statements and other financial information heretofore delivered by Borrower to Lender, including, without limitation, information relating to the financial condition of Borrower, Guarantor, or, to Borrower’s knowledge, the Property (including, without limitation, constructions schedules and budgets for construction work done a the Property prior to the Effective Date), or the Members in Borrower, are true and correct in all material respects, fairly and accurately reflect the financial condition of the subject thereof and have been prepared in accordance with GAAP, or another accounting method approved by Lender.  There has been no change that would have a

Material Adverse Effect on Borrower or Guarantor, or the ability of Borrower or Guarantor to perform its respective obligations under the Loan Documents, since the date of such financial statements or other financial information.  There are no known material unrealized or anticipated losses of Borrower or Guarantor.   None of Borrower, any Member or Guarantor has filed or been the subject of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding or any proceeding for the appointment of a receiver or trustee for all or any substantial part of their respective property.  Neither Borrower nor Guarantor has admitted in writing its inability to pay its debts when due, made an assignment for the benefit of creditors or taken other similar action.  Notwithstanding the above, to the extent the above representations and warranties relate to the Property with respect to periods prior to Borrower’s ownership thereof, such representations and warranties are made only to Borrower’s best knowledge.

6.7           Litigation; Adverse Effects; Condemnation.

(a)           There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending against and served upon or, to Borrower’s knowledge, threatened against and not served upon Borrower, Guarantor, the Property or any other Collateral which is reasonably likely to (i) result in a Material Adverse Effect on such Person, the Property or the other Collateral, or (ii) materially and adversely affect the ability of either Guarantor to perform its obligations under the Completion Guaranty, the Carveout Guaranty or the Environmental Indemnity Agreement (each, as applicable).  Notwithstanding the above, to the extent the above representations and warranties relate to the Property with respect to periods prior to Borrower’s ownership thereof, such representations and warranties are made only to Borrower’s knowledge.

(b)           Borrower is not (i) in violation of any applicable Legal Requirements, which violation is reasonably likely to have a Material Adverse Effect on Borrower, Guarantor, the Property or any other Collateral, or (ii) subject to or in default with respect to any court or Governmental Authority order which is reasonably likely to have a Material Adverse Effect on Borrower, Guarantor, the Property or any other Collateral.  There are no governmental or administrative proceedings pending or, to the Borrower’s knowledge, threatened against Borrower, the Property or any other Collateral, which, if adversely decided, would have a Material Adverse Effect on Borrower, Guarantor, the Property or any other Collateral.  Notwithstanding the above, to the extent the above representations and warranties relate to the Property with respect to periods prior to Borrower’s ownership thereof, such representations and warranties are made only to Borrower’s knowledge.

(c)           There are no known, pending or, to Borrower’s knowledge, threatened eminent domain or condemnation proceedings affecting the Property (or any portion thereof).

(d)           Except for the litigation that is the subject of the Purchase Agreement Indemnification Obligation, there are no known, pending or to Borrower’s knowledge, threatened claims outstanding against Borrower or the Property (or any portion thereof) in respect of any work done on or prior to the date hereof at, on or around the Property by any contractor or third party claimant.

6.8           Payment of Taxes.  All tax returns and reports to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable, except such taxes, if any, as are being contested in good faith by appropriate proceedings, and subject to such extensions of the filing and/or due date thereof as Borrower shall have obtained.  Borrower has no knowledge of any proposed tax assessment against Borrower that will have a Material Adverse Effect on Borrower, which is not being actively contested in good faith by Borrower or Seller.

6.9           Disclosure.  The representations and warranties of Borrower contained in this Agreement and the other Loan Documents and all certificates, financial statements and, to Borrower’s knowledge, other documents delivered to Lender in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  All organizational documents, financial statements, Leases, agreements and, to Borrower’s knowledge, other documents and instruments delivered by Borrower to Lender pursuant to this Agreement and the other Loan Documents are true, correct and complete copies of the originals.  The foregoing representations and warranties with respect to any documents, Leases or instruments relating to the Property and not prepared by or on behalf of Borrower are made to Borrower’s knowledge.  Borrower has not withheld any material non-public fact from Lender in regard to any matter addressed in or material to the Loan Documents.  To Borrower’s knowledge, none of the materials or information provided to Lender in connection with the Loan or pursuant to the Loan Documents is false or misleading in any material respect.

6.10         Requirements of Law and Other Covenants.  Borrower and, to Borrower’s knowledge, the Property and the use thereof comply with (a) all statutes, ordinances, rules and regulations of Governmental Authorities applicable to Borrower or the Property (including, without limitation, the ADA and all Hazardous Materials Laws), and (b) any restrictive covenants or other title matters affecting the Property or any portion thereof.  Borrower shall be responsible for all ADA and Hazardous Materials Laws compliance costs. The Property consists of legal and separate lot(s) for tax assessment purposes.  To Borrower’s knowledge, all requisite permits, easements and rights of way necessary for the occupancy, operation, ownership and use of the Property have been or will be obtained by Borrower and those that have been obtained are in full force and effect.

6.11         Deliveries.  Borrower has heretofore delivered to Lender true, complete and correct copies of the Purchase Agreement, all Leases at the Property, the Property Management Agreement and the other documents, materials and information delivered to Borrower or otherwise obtained by or prepared for Borrower with respect to the acquisition, ownership or operation of the Property by Borrower.

6.12         Title to Assets; No Liens.  On the Effective Date, upon consummation of the transactions contemplated by the Purchase Agreement, Borrower has good and marketable title to the Property, free and clear of all Liens, except for any Liens arising in favor of Lender under the Loan Documents and the Permitted Encumbrances.

6.13         Utilities.  To Borrower’s knowledge, all utility services, including, without limitation, gas, water, sewage, electrical and to Borrower’s knowledge, telephone, necessary for the use and occupancy of the Property are available at or within the boundaries of the Property and have been connected.

6.14         Leases.  The rent roll attached hereto as Exhibit H hereto is true, complete and correct, the Property are not subject to any Leases or occupancy agreements other than as described in Exhibit H.  To Borrower’s knowledge, the Leases identified on Exhibit H are in full force and effect and there are no defaults thereunder by Borrower.  Except as set forth on Exhibit H, to Borrower’s knowledge, no rent (including security deposits) has been paid more than one (1) month in advance of its due date.  Except as set forth on Exhibit H attached hereto, to Borrower’s knowledge, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant.  The tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises and have commenced the payment of rent under the Leases.

6.15         Affiliate Fees.  Except as specifically approved by Lender or expressly permitted by this Agreement, Borrower is not obligated to pay any Affiliate Fees to any Affiliate in connection with the acquisition, financing, operation or management of the Property.  Notwithstanding anything to the contrary contained herein, all Affiliate Fees shall at all times be subordinate to the Loan (and Borrower’s operating agreement shall contain an express statement to such effect).

6.16         Defects.  To Borrower’s knowledge, there are no defects, facts or conditions affecting the Property or any portion thereof which would make the Property unsuitable for the occupancy, use or sale thereof.  To Borrower’s knowledge, and as otherwise may be disclosed in the Environmental Reports, there are no surface or subsurface soils conditions adversely affecting the Property, including, without limitation, unstable soil or landfills.

6.17         Patriot Act and Related Matters.  Borrower complies and will comply at all times with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction of Borrower and the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction of Borrower and the Property, including those relating to money laundering and terrorism.  In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Deed of Trust and the other Loan Documents and shall be immediately due and payable.

Neither Borrower, Guarantor, nor, Borrower’s knowledge, any Member (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is not currently under investigation by any Governmental Authority for alleged criminal activity.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in Government Lists, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in Government Lists.

6.18         No Additional Liabilities of Guarantors Not Previously Disclosed in Writing to Lender.  Notwithstanding anything to the contrary contained hereunder or under any of the other Loan Documents, neither Guarantor has any obligation which was not previously disclosed to Lender in writing, which obligation would have a Material Adverse Effect.

6.19         ERISA.  Neither Borrower nor any ERISA Affiliate (as defined below)

maintains, contributes to, has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan,” as defined in Section 3(37) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.  Borrower and any ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to all employee benefit plans maintained by them.  Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, a “plan,” as defined in Section 4975(e)(1) of the Code, subject to Code Section 4975, or a “governmental plan” within the meaning of Section 3(32) of ERISA.  None of the assets of Borrower constitutes “plan assets” of one or more of any such plans under 29 C.F.R. Section 2510.3-101 or otherwise.  Transactions by or with Borrower do not violate state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans and such state statutes do not in any manner affect the ability of the Borrower to perform its obligations under the Loan Documents or the ability of Lender to enforce any and all of its rights under the Loan Agreement.  If an investor or direct or indirect equity owner in Borrower is a plan that is not subject to Title I of ERISA or Section 4975 of the Code, but is subject to the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to those portions of ERISA or the Code, the assets of the Borrower do not constitute the assets of such plan under such other laws.  “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (b) solely for purposes of potential liability or any lien arising under Section 302 of ERISA and Section 412 of the Code, described in Section 414(m) or (o) of the Code, of which Borrower is a member.  Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representations and warranties in this Section 6.19 to remain true and accurate throughout the term of the Loan.

6.20         Investment Company Act; Public Utility Holding Company Act.  Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

6.21         Property Management Agreement.  The Property Management Agreement is in full force and effect, and constitutes the entire agreement with respect to the management of the Property between Property Manager and Borrower and has not been assigned or encumbered (other than pursuant to the Deed of Trust), or modified, amended, or supplemented in any material respect.  Neither Property Manager nor Borrower is in default in the performance of the terms and provisions of the Property Management Agreement.

6.22         REOC Status.  Borrower has, at all times since the date of its first investment, satisfied all of the requirements set forth in 29 C.F.R. § 2510.3-101(e) to qualify as a “real estate operating company,” as defined in such regulation (a “REOC”).

ARTICLE VII
REPORTING COVENANTS

Borrower covenants and agrees that, on and after the date hereof, until payment in full of the Loan and other amounts payable under the Loan Documents:

7.1           Financial Statements and Other Financial and Operating Information.  Borrower shall keep and maintain or shall cause to be kept and maintained, on a calendar year basis, in accordance with GAAP or another accounting method approved by Lender (either cash or accrual basis is acceptable), books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.  Borrower shall deliver or cause to be delivered to Lender:

(a)           Monthly Operating Statements; Lease Status Reports.  As soon as practicable, and in any event within thirty (30) days following the end of each month during the Loan term, operating statements for the Property for such month in such form as Lender shall require, together with rent rolls.  In addition and not in limitation of the foregoing, commencing on the Effective Date and continuing throughout the balance of the Loan term (as the same may be extended in accordance herewith), lease status reports for the Property in such form as Lender shall reasonably require, with year-to-date, prior year comparison, and variance to budget reporting, dated as of the last day of such month, in form and substance satisfactory to Lender, certified by Borrower.

(b)           Annual Financial Statements.  Within ninety (90) days after the end of each calendar year, annual unaudited financial statements of Borrower and each Guarantor, consisting of a balance sheet, income statement and statement of sources and uses of funds, together with related schedules and supporting reports, when applicable.  Such financial statements shall be prepared on the basis of GAAP, or another accounting method approved by Lender (either cash or accrual basis is acceptable), and shall be accompanied by a certificate executed by Borrower or such Guarantor, certifying the completeness, fairness and consistency thereof.  If audited financial information is prepared, Borrower shall deliver copies of that information within fifteen (15) days following its final preparation.

(c)           Quarterly Financial Statements.  Within forty-five (45) days after the close of each calendar quarter, all the financial information and certifications required under subparagraph (b) above as to such calendar quarter.

(d)           Budgets.  Not later than thirty (30) days prior to the end of each calendar year, projections of Borrower detailing expected sources and uses of funds for the Property for the next year, as well as cumulative, actual budgets for the immediately preceding twelve (12) month period.  With respect to the foregoing budgets, Borrower shall provide such additional supporting details as Lender shall reasonably request.

(e)           Knowledge of Event of Default.  Promptly upon Borrower obtaining knowledge of (i) any condition or event which constitutes an Event of Default or Potential Default, or (ii) any condition or event which has or will have a Material Adverse Effect on Borrower or the Property, written notice specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by Borrower and the nature of such claimed Event of Default, Potential Default or other event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto.

(f)            Litigation, Arbitration or Government Investigation.  Promptly upon Borrower obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower, the Property or any other Collateral not previously disclosed in writing by Borrower to Lender pursuant to this section, including any eminent domain or other condemnation proceedings affecting the Property, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, has a Material Adverse Effect on Borrower, Guarantor, the Property or any other Collateral, written notice thereof to Lender and such other information as may be available to it to enable Lender and its counsel to evaluate such matters.

(g)           Organizational Documents.  Pursuant to Section 6.1 above, a true, correct and complete copy of Borrower’s limited partnership or limited liability company operating agreement; and promptly following the date thereof, any amendments or modifications thereof entered into in accordance with and as may be expressly permitted under, this Agreement and the other Loan Documents.

(h)           Other Information.  Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession or control of Borrower with respect to (i) the Collateral, or (ii) the business, assets, condition (financial or otherwise), income or prospects of Borrower as Lender may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), rent rolls, lease expiration reports, leasing status reports, equity funding requirements, contingent liability summaries, projections of leasing fees and overhead budgets.

ARTICLE VIII
OTHER COVENANTS

Borrower covenants and agrees that, on and after the date hereof, until payment in full of the Loan and other amounts payable under the Loan Documents:

8.1           Existence.  Borrower shall at all times maintain its limited liability company existence and shall do or cause to be done all things necessary to preserve and keep in full force and effect its rights to do business in, and shall remain in good standing in, each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

8.2           Compliance.  Borrower shall comply with all covenants, conditions, restrictions, Leases, easements, reservations, rights and rights-of-way and all applicable Legal Requirements relating to the Property (including, without limitation, all Hazardous Materials Laws and the ADA), and Borrower shall obtain and maintain in full force and effect all necessary approvals, consents, licenses and permits of any Governmental Authority.   Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower’s failure to comply with such applicable Legal Requirements.

8.3           Payment of Taxes, Assessments and Charges.  Except to the extent that Lender is obligated to pay Impositions and insurance premiums from the Tax and Insurance Reserve Account pursuant to the terms of Section 12.2, Borrower shall pay all Impositions and insurance premiums with respect to itself and the Property in accordance with the terms hereof.  Borrower may, at its expense, after prior notice to Lender, contest by appropriate proceedings conducted in good faith and with due diligence, the validity or application of any Legal Requirements, Imposition, or any claims of mechanics, materialmen, suppliers or vendors, and may withhold payment of the same pending such proceedings if permitted by law, as long as (i) in the case of any Impositions or claims of mechanics, materialmen, suppliers or vendors, such proceedings shall suspend the collection thereof from the Property, (ii) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in such contest, (iii) Lender would not, by virtue of such permitted contest, be exposed to any risk of civil or criminal liability, and neither the Property nor any part thereof or any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (iv) below, as a result of the failure to comply with any Legal Requirement of such proceeding which would not be released if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of

Borrower’s failure to prevail in the contest, and (iv) Borrower shall have furnished to Lender additional security in respect of the claim being contested or the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be requested by Lender, but in no event less than 125% of the amount of such claim.

8.4           Books and Records.  Borrower shall: (a) maintain full and complete books of account and other records reflecting the results of its operations in accordance with GAAP or another accounting method approved by Lender; and (b) permit Lender and its agents, at any time and from time to time, upon notice reasonable under the circumstances, which may be written or oral, to inspect and copy all of such books and records.

8.5           Entry and Inspection.  Lender and its authorized representatives shall, at all times, upon notice reasonable under the circumstances, which may be written or oral (except in the case of exigent circumstances, in which case no prior notice need be given), have the right of entry and free access to the Property to inspect the Property for any purpose including, without limitation, the evaluation of the existence, location, nature and magnitude of any Hazardous Materials, and Borrower’s compliance with Hazardous Materials Laws.  Such entry shall be undertaken so as to minimize any interference with Borrower’s construction of any Borrower Improvements and tenants’ use of the Property to the extent reasonably possible and shall be subject to the rights of the tenants under the Leases.  Lender shall not perform any invasive testing relating to Lender’s evaluation of Hazardous Materials unless an Event of Default shall have occurred and be continuing, or unless Lender shall have reason to suspect the presence of Hazardous Materials on, under or the vicinity of the Property.

8.6           Management of Property.  The Property will be managed at all times by Property Manager pursuant to the Property Management Agreement unless terminated as expressly permitted pursuant to the Loan Documents. Borrower shall be permitted to enter into the Master Property Management Agreement so long as (i) the Property Management Agreement, as such Agreement may be amended or replaced pursuant to the terms of this Agreement, is in effect and (ii) provided that all fees payable by Borrower under the Master Property Management Agreement (collectively, “Oversight Fee”), together with the property management fee payable by Borrower to Property Manager, in the aggregate, shall in no event exceed the total fees payable pursuant to the Property Management Agreement in effect as of the Effective Date, as such agreement may be amended or replaced in accordance with the terms of this Agreement. Lender hereby approves the Master Property Management Agreement and, subject at all times to the proviso in clause (ii) in the immediately preceding sentence, the fees payable thereunder.  Borrower hereby covenants and agrees that it will not amend or modify the Amendment to Master Property Management Agreement.  Borrower shall diligently perform all terms and covenants of the Property Management Agreement.  Borrower shall not (a) surrender, terminate, cancel, or materially modify the Property Management Agreement (and for purposes hereof, increasing the fee(s) payable thereunder shall be deemed a material modification), (b) enter into any other agreement relating to the management or operation of the Property with Property Manager or any other Person (except for the Master Property Management Agreement pursuant to the Amendment to Master Property Management Agreement as permitted above), (c) consent to the assignment by Property Manager of its interest under the Property Management Agreement or (d) waive or release any of its rights and remedies under the Property Management Agreement, in each case, without the consent of Lender.  CTRI Management Services Inc., a California corporation and an Affiliate of CT Interchange (“CTRI”), is hereby approved by Lender as a replacement Property Manager subject to Lender’s reasonable approval of a new Property Management Agreement between Borrower and CTRI containing substantially the same terms as the Property Management Agreement being replaced.  In the event that CTRI is appointed as the new property manager of the Property or if at any time, Lender consents to the appointment of a new property manager other CTRI or such other new property manager and Borrower shall, as a condition to Lender’s consent, execute a subordination of the new Lender-approved Property Management Agreement in form and substance satisfactory to Lender.  With respect to any such new manager, Lender’s consent of a new property manager other than CTRI may be conditioned upon Borrower delivering (or causing to be delivered) to Lender a Rating Agency Confirmation with respect to such new manager and new Property Management Agreement.

8.7           Use of Proceeds.  Borrower shall use the proceeds of the Loan solely for the purposes permitted under this Agreement, including Exhibits C and D attached hereto, and the other Loan Documents.

8.8           Additional Liabilities.  Without the prior written consent of Lender, (a) Borrower shall not incur any indebtedness or obligations other than the indebtedness, loans from Members or Affiliates expressly permitted under this Agreement, obligations of Borrower under this Agreement and the other Loan Documents, construction obligations in respect Borrower Improvements and leasing commissions payable with respect to Leases permitted hereunder or unsecured trade payables relating to the Property and incurred by Borrower in the ordinary course of its business not to exceed Fifty Thousand and No/100 Dollars ($50,000.00); provided, however, that such limitation shall not apply with respect to common area maintenance obligations at the Property with respect to which non-defaulting tenants at the Property are obligated, pursuant to their respective Leases, to reimburse Borrower therefor; (b) Borrower shall not cause or permit any additional Liens to encumber or otherwise affect title to the Property or the other Collateral; and (c) Borrower shall not cause or permit any partner, member or other equity interest holder in Borrower to mortgage, pledge, hypothecate or encumber such Person’s partnership, membership or other equity interest in Borrower.

8.9           Leases.

(a)           Borrower shall (i) observe and perform all of the material obligations imposed upon the lessor under the Leases; (ii) promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Major Lease; (iii) promptly notify Lender of any tenant under a Major Lease at the Property which has vacated, or has given Borrower written notice of its intention to vacate, the premises (or any portion thereof) leased to such tenant pursuant to the applicable Lease; and (iv) enforce the terms, covenants and conditions in the Leases to be observed by tenants in accordance with commercially reasonable practices for properties similar to the Property.  Borrower shall obtain the prior written approval of Lender, which approval shall may be granted or withheld by Lender in Lender’s sole and absolute discretion, for the entry into any Lease, amendment thereto, assignment thereof, or subletting thereunder (to the extent Borrower as landlord has approval rights over such subletting), and without limitation thereon, all Leases shall (A) meet or exceed the Leasing Guidelines, (B) be with creditworthy tenants as determined by Lender in its reasonable discretion and (C) be documented using, without material deviation from, the standard lease form approved by Lender in its reasonable discretion.  Lender’s failure to respond to a request from Borrower for approval within ten (10) Business Days of the latter of (i) such receipt of such request and (ii) receipt of all information reasonably requested by Lender shall be deemed Lender’s approval, provided that Borrower delivers to Lender a writing marked in bold lettering with the following:  “LENDER’S RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the writing must be marked “PRIORITY” in bold letters.  Any approval or deemed Lender approval of a Lease will be deemed to mean and include approval of the tenant improvements and leasing commissions thereunder (and release of the Leasing Holdback therefor, subject to other Holdback release conditions), and to any purchase option therein, the terms of which would be permitted under Section 2.15.

(b)           Notwithstanding the provisions of clause (a) above of this Section 8.9, Borrower may enter into any Lease (or any amendment, assignment or sublease thereof), other than a

Major Lease, after the date hereof, without the prior written consent of Lender provided that such Lease (i) is documented using, and does not materially deviate from, the standard lease form approved by Lender in its reasonable discretion; (ii) complies with the Leasing Guidelines; (iii) is an arms-length transaction with a tenant that is not an Affiliate of Borrower, and (iv) is subordinate to the Deed of Trust and the tenant thereunder agrees to attorn to Lender.  All proposed Leases that do not satisfy the requirements set forth in this Section 5.7 require Lender’s prior written approval at Borrower’s expense (including reasonable legal fees and expenses).  Borrower shall promptly deliver to Lender a copy of each Lease entered into after the Closing Date, together with written certification from Borrower confirming that (y) the copy delivered is a true, complete and correct copy of such Lease and (z) Borrower has satisfied all conditions of this Section 8.9.

(c)           Borrower shall not (i) make any assignment or pledge of any Lease or Rents to anyone other than Lender until the Indebtedness is paid in full, (ii) collect any Rents under the Leases more than one (1) month in advance unless such prepaid rents are deposited into the Collection Account (or Cash Management Account, if applicable) (except that Borrower may collect in advance such security deposits as are permitted pursuant to applicable Legal Requirements and are commercially reasonable in the prevailing market); (iii) terminate any Lease (provided, however, that Borrower may terminate any such Lease if the lessee thereunder is in material monetary default of such Lease); or (iv) execute or grant any modification of any Lease which, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)           Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease shall, if permitted pursuant to applicable Legal Requirements, name Lender as payee or mortgagee thereunder (or, at Lender’s option, be fully assigned to and held by Lender).

(e)           Notwithstanding anything herein to the contrary, Lender agrees to review any new lease form submitted by Borrower, and at Borrower’s written request, shall modify the Leasing Guidelines from time or time and/or on a case-by-case basis so long as, in each case in Lender’s sole discretion, (i) the aggregate, forward-projecting lease terms are materially unchanged from the Leasing Guidelines or (ii) market conditions dictate such modification.

8.10         Limitations on Distributions.  Upon the occurrence and during the continuance of a monetary Event of Default or Potential Default and thereafter, and/or upon receipt of written notice following the occurrence and during the continuance of a non-monetary Event of Default or Potential Default, Borrower shall not: (a) distribute any money or other property to any Member or other Equity Interest holder in Borrower, whether in the form of earnings, income or other proceeds from the Property; or (b) repay any principal or interest on any loan or other advance made to Borrower by any Member in Borrower; or (c) loan or advance any funds to any such Member in Borrower.

8.11         Subdivision Maps; Zoning; Joint Assessment.  Borrower shall not record any final map, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of the Property (or portion thereof) (collectively, “Subdivision Map”), or otherwise without subdivide in any way, in each and every case, only with Lender’s prior written consent with respect thereto (which consent may be granted or withheld in Lender’s sole and absolute discretion).  Borrower shall not change the Property’s use or initiate, join in or consent to any (a) change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the Property’s uses or any part thereof (including filing a declaration of condominium, map or any other document having the effect of subjecting the Property to the condominium or cooperative form of ownership), including, without limitation, the CC&Rs, or (b) joint assessment of the Property with any other real or personal property.

8.12         ERISA Compliance.  Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as an employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, Borrower shall furnish to Lender a written statement setting forth details as to such Reportable Event and any action, if any, which Borrower proposes to take with respect thereto, together with a copy of a notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

8.13         Application of Gross Income.  To the extent required under the Cash Management Agreement after the occurrence and during the continuance of an Event of Default, all Gross Income deposited by Borrower into the Collection Account shall be applied by Lender pursuant to Section 3.5 hereof and the Cash Management Agreement.  In no event shall Gross Income be distributed to any Member except as expressly permitted under Section 10.1.

8.14         Transfers; Management of Borrower.  Borrower shall not Transfer the Property, any portion thereof or any interest therein, or except as may be expressly permitted pursuant to this Section 8.14, allow a Transfer of any direct or indirect Equity Interests in Borrower or Guarantor, in each case, without the prior written consent of Lender.  Except as may be expressly permitted pursuant to this Section 8.14, Borrower shall not cause or permit any direct or indirect Member or other Equity Interest holder in Borrower or Guarantor to, directly or indirectly, Transfer, convey, assign, mortgage, pledge, hypothecate, encumber, alienate or grant a security interest in the partnership interest, membership interest or other equity interest of such partner, Member, other Equity Interest holder in Borrower without Lender’s prior written consent.  Lender, in its discretion, shall have the right to declare the entire outstanding principal amount of the Loan, and all accrued and unpaid interest, fees and charges thereon, to be immediately due and payable in the event that any Transfers take place in contravention of the provisions set forth in this Section.

Notwithstanding the foregoing or anything herein to the contrary, the following shall be deemed permitted Transfers (“Permitted Transfers”) in Borrower which shall not require the consent of Lender or payment to Lender of any transfer or assumption fee(s) in connection therewith, so long as in each case (a) Lender receives at least thirty (30) days’ prior written notice thereof (except in the case of (ii) and (iii) below), (b) a Lender-approved Property Manager continues to manage the Property pursuant to a Property Management Agreement (each in accordance with the provisions of this Agreement), (c) Borrower reimburses Lender for any reasonable costs or expenses incurred by Lender in connection with its review of the proposed Permitted Transfer (including, without limitation, reasonable attorneys’ fees and/or costs) (except in the case of (ii) and (iii) below); (d) no Event of Default exists at either the time of Borrower’s delivery of written notice as aforesaid or on the proposed date of the applicable requested Permitted Transfer except with respect to the Transfers described in clause (ii), (iii) or (iv) below of this Section 8.14; (e) no such Transfer shall release (or be deemed to release) Guarantor from any of its obligations under any of the Carveout Guaranty or the Environmental Indemnity Agreement (except as set forth in clause (iv)(x) below of this Section 8.14; (f) at all times while all or any portion of the Loan remains outstanding and CT Interchange continues to retain its Equity Interest in Borrower, Robert M. Campbell and/or James Watson (collectively, “CT Principals”) shall not be permitted in any way to Transfer, and such CT Principals shall be obligated to retain their respective ownership interests and, subject to BH’s removal and acquisition rights set forth in clause (iv) below and in the proviso and the end of this clause (f), their managerial roles in Borrower (or its manager); provided, however, that a Transfer upon the death of either or both of the CT Principals (or substitute CT Principals) shall not constitute an Event of Default so long as a substitute CT Principal (or substitute CT Principals) replaces (or replace) the deceased CT Principal(s) within thirty (30) days after the death thereof, which substitute CT Principals are acceptable to Lender in its sole but good faith discretion and provided further that there are, at all times, not less than two (2) CT Principals (and for the purposes hereof, Larry Mathena and/or

Marc Belluomini are approved as substitute CT Principals); and (g) no change in Control of Borrower or Guarantor shall occur as a result of such Transfer (except in the case of clause (iv) below):

(i)            the Members shall be permitted to transfer (but not encumber) their respective Equity Interests for tax or estate planning purposes, so long as the transfer in question (A) is for the benefit of the immediate family of the transferor, (B) notwithstanding such transfer, the transferor remains the sole decision-maker during his lifetime with respect to all such transferred interests, (C) does not affect the management or control of the Borrower and (D) otherwise complies in all respects with the terms and conditions of the Loan Documents;

(ii)           Transfers of non-managing member or limited partnership (as applicable) interests in BH (or its upstream Affiliates or Members), so long as no change in Control of BH occurs;

(iii)          Transfers of non-managing member or limited partnership (as applicable) interests in CT Interchange (or its upstream Affiliates or Members), so long as no change in Control of CT occurs; and

(iv)          a removal by BH of CT Interchange from Control or as “manager” of Borrower pursuant to the organizational documents of Borrower or the acquisition by BH from CT of all or a portion of the Equity Interests of CT in Borrower (each, a “Removal Event Transfer”), provided that such removal or acquisition shall be expressly conditioned upon the conditions (the “Removal Conditions”) being satisfied:

(x)            BH shall provide to Lender a credit-worthy Person acceptable in all respects to Lender in its sole and absolute discretion to serve as guarantor (the “Replacement Guarantor”) under the Carveout Guaranty, the Completion Guaranty and the Environmental Indemnity Agreement; provided that the obligations and liabilities of such Replacement Guarantor under the Carveout Guaranty only shall only extend to matters (“Assumed Liability”) first arising or accruing on or after the date of the Removal Event Transfer (such liability bifurcation not being applicable to liability in respect of the Completion Guaranty or the Environmental Indemnity Agreement); and provided, further, that the original Guarantor shall be released expressly from all Assumed Liability but shall not be released for obligations and liabilities under any of the Carveout Guaranty, the Completion Guaranty or the Environmental Indemnity Agreement arising prior to the date of the Removal Event Transfer.  Lender hereby approves any such Replacement Guarantor that is a BH-controlled Affiliate possessing a Net Worth (as defined in Section 5(p) of the Carveout Guaranty) equal to or greater than Fifty Million and No/100 Dollars ($50,000,000.00) and Liquidity (as defined below) equal to or greater than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00); and

(y) if the original Property Manager has been removed in connection with the applicable Removal Event Transfer, cause Borrower to appoint or hire a new Lender-approved Property Manager (“Replacement Property Manager”) to manage and operate the Property on a day-to-day basis pursuant to a new written Property Management Agreement approved by Lender (which approval shall not be unreasonably withheld so long as the Property Management Agreement is substantially in the same form as the Lender-approved Property Management Agreement then in effect and the original Property Manager in connection with the closing of the Loan).  Any such Replacement Property Manager must be an institutional quality property manager reasonably approved by Lender, with at least five (5) years’ prior experience managing industrial/office properties and which, at the time of its appointment, manages at least 3,000,000 square feet of property than the Property.  CTRI or any Affiliate thereof (“CT”) is hereby pre-approved as a Replacement Property Manager subject to such party’s execution of a Property Management Agreement as required hereunder.

Without limitation on the foregoing, prior to and as a condition precedent to any such Removal Event Transfer, the applicable Lender-approved Replacement Guarantor must execute and deliver to Lender a non-recourse carveout guaranty substantially similar to the Carveout Guaranty (subject to the liability bifurcation described in clause (x) above), a completion guaranty substantially similar to the Completion Guaranty and an environmental indemnity agreement substantially similar to the Environmental Indemnity Agreement, the applicable Lender-approved Replacement Property Manager must be appointed or hired, and Borrower, the applicable Replacement Guarantor and, if applicable, the Replacement Property Manager shall each execute such documents or agreements, and take such further steps, as Lender deems reasonably necessary to effectuate the Removal Conditions.  This paragraph shall not apply to CT in the event it becomes a Replacement Property Manager.

8.15         Approved Budget.  On or before December 1 of each year throughout the term of the Loan, as the same may be extended, Borrower shall submit to Lender for Lender’s review and approval (a) a capital improvement budget for the Property, which shall not include any Affiliate Fees unless expressly approved by Lender in writing, and (b) an operating budget for the Property (which budget may provide for the establishment and funding of reserves).  Borrower shall use its commercially reasonable efforts to cause the Property to be owned and operated in accordance with the Approved Budget, and shall make no changes to any such Approved Budget without the prior written consent of Lender.  The initial Approved Budget is attached hereto as Exhibit G.

8.16         Special Purpose Entity.  Borrower, has been, shall be and shall remain at all times a special purpose bankruptcy remote entity (an “SPE”) and shall at all times comply with the following covenants:

(a)           The purpose for which Borrower is organized has always been and shall be limited to (i) owning, holding, selling, leasing, transferring, exchanging, operating and managing Borrower’s interest in the Property, (ii) entering into the Loan, (iii) refinancing the Property in connection with a permitted repayment of the Loan, and (iv) transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing.

(b)           Borrower has never owned, does not own and will not own any asset or property other than (i) the Property and (ii) incidental personal property necessary for and used in connection with the ownership or operation of the same.

(c)           Borrower has never and shall not engage in a business other than the ownership, operation and management of the Property and any other property which is hereafter acquired by Borrower with Lender’s prior written consent.

(d)           Borrower has not entered and will not enter into any contract or agreement with any Affiliate, Guarantor, or any Affiliate of Guarantor, provided, however, that Borrower may enter into contracts with Affiliates with Lender’s prior written consent so long as such contracts relate to the Property and provide for payments at prevailing market rates.  Notwithstanding the foregoing, Borrower shall be permitted, among other uses and at Borrower’s election, to pay an Affiliate of Borrower or Guarantor a property management and an asset management fee (the “Affiliate Management Fee”), which Affiliate Management Fee may only be paid by Borrower (or any Affiliate thereof) to such Affiliate solely either (a) from additional equity (which equity shall be in excess of the Borrower Equity required to be contributed by Borrower on the Effective Date pursuant hereto) of Borrower, Guarantor or any Affiliate thereof (or their respective principals) or (b) to the extent Borrower is expressly entitled hereunder to receive distributions of Gross Income pursuant to Section 10.1(e) below, from Gross Income in the event Borrower receives a distribution of the same pursuant to such Section 10.1(e).

(e)           Borrower has not incurred and will not incur any indebtedness, secured or unsecured, in violation of Section 8.8.  Notwithstanding anything herein to the contrary, Members may make unsecured loans to Borrower or to other Members provided that each and all of the following conditions are satisfied at all times:  (x) such loan(s) is or are and shall remain at all times subordinate in all respects to the Loan (and, if made to Borrower, the applicable Member making such loan(s) and Borrower shall execute any documentation required by Lender to memorialize such continued subordination) and (y) such loan(s) does not result in a reduction or dilution of the amount of the Borrower Equity.  Notwithstanding the foregoing, in no event shall any indebtedness other than the Loan be secured (either subordinate or pari passu) by the Property, and no indebtedness may be secured, directly or indirectly, by any partnership, membership or other equity interest in Borrower.

(f)            Borrower has not made and will not make any loans or advances to any person or entity and shall not acquire obligations or securities of an Affiliate.

(g)           Borrower has always been, is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided that this covenant shall not imply any capital contribution obligation other than the obligation to contribute the required Borrower Equity.

(h)           Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not amend, modify or otherwise change, in violation of the covenants of this Section 8.16, the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower without the written consent of Lender.

(i)            Borrower has always maintained and shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates.  Borrower’s assets have not been and will not be listed as assets on the financial statement of any other Person.  Borrower has always had and shall have its own separate financial statement, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its parent companies if inclusion on such a consolidated statement is required to comply with the requirements of GAAP.  Borrower has always filed and will file its own tax returns and will not file a consolidated federal income tax return with any other corporation.  Borrower has always maintained and shall maintain its books, records, resolutions and agreements as official records.

(j)            Borrower has always been, will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other person or entity, shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name and shall not identify itself or any of its Affiliates as a division or part of the other.

(k)           Borrower has always maintained and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that this covenant shall not imply any capital contribution obligation other than the obligation to contribute the required Borrower Equity.

(l)            Neither Borrower nor any constituent party has ever sought or will seek the dissolution, winding up, liquidation, consolidation or merger, in whole or in part, or the sale of material assets of Borrower.

(m)          Borrower has never and will not commingle the funds and other assets of Borrower with those of any other Person.

(n)           Borrower has never and will not commingle its assets with those of any other Person and will hold all of its assets in its own name.

(o)           Except for the Purchase Agreement Indemnification Obligation, Borrower has never and will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out as being responsible for the debts or obligations of any other Person.  Notwithstanding anything herein or in the other Loan Documents to the contrary, Borrower shall not be obligated to cause the release of any Lien(s) respecting the litigation that is or are the subject of Purchase Agreement Indemnification Obligation, so long as such Liens were recorded against the Property prior to the Effective Date and are not listed as exceptions to the Title Policy; provided, however, that the foregoing shall not relieve (or be deemed to relieve) Borrower of its obligation(s) to keep the Property free and clear of Liens that are not Permitted Encumbrances arising from and after the Effective Date (subject to the cure rights in respect thereof as expressly set forth hereunder).

(p)           Borrower has never and shall not pledge its assets for the benefit of any other Person, other than with respect to the Loan.

(q)           Borrower has never and without the unanimous written consent of each Member, Borrower shall never file a petition for relief under the Bankruptcy Code, or under any other present or future state of federal law regarding bankruptcy, reorganization or other debtor relief law.

8.17         Completion of Tenant Improvements and Capital Improvements.  Without in any way limiting the other requirements expressly set forth herein respecting construction, Borrower shall complete any Borrower Improvements, free and clear of any Liens, in accordance with and within the time frame set forth in any plans and budget submitted to Lender in connection with such tenant improvements or capital improvements and approved by Lender in its reasonable discretion.

8.18         Loan In-Balance; Required Deposit(s) into Interest Reserve Account.  Borrower shall at all times cause the Loan to be In-Balance. In connection therewith, Borrower hereby agrees that if Lender reasonably determines at any time that the Loan is not In-Balance, then Borrower shall be obligated to deposit the amount of such deficiency (from additional Borrower equity (in excess of the Borrower Equity contributed by Borrower on the Effective Date in accordance herewith)) into the Interest Reserve Account within five (5) Business Days following written demand therefor.  Any funds deposited in the Interest Reserve Account in accordance with this paragraph shall be utilized for payment of interest costs prior to any additional Loan proceeds being made available from the Interest Holdback for payment of such costs by Lender.  Funds held in the Interest Reserve Account, if any, shall be held and disbursed in accordance with the provisions of Section 12.5 below.

8.19         Borrower Equity.  Borrower shall cause the Borrower Equity to be contributed to or applied in payment of the costs and expenses incurred by Borrower in connection with Borrower’s acquisition of the Property (none of which shall be removed as Borrower’s equity from the Property or utilized to pay any fees, costs, refunds or other charges for the Property or the Loan transaction), including the payment to Seller of a portion of the purchase price payable for the Property, prior to the disbursement by Lender of any initial proceeds of the Loan or disbursements of the Loan subsequent to the Effective Date.

8.20         Maintenance; Waste; Alterations.  Borrower shall at all times keep the Property in good repair, working order and condition, except for reasonable wear and use.  Borrower shall not permit the Improvements to be removed or demolished or otherwise altered (provided, however, that Borrower may remove, demolish or alter worn out or obsolete Improvements that are promptly replaced with Improvements, as applicable, of equivalent value and functionality, unless Borrower reasonably determines that such replacement is not necessary for the operation of the Property and would not have a Material Adverse Effect).  Borrower may not, without Lender’s approval, perform alterations to the Property, the cost of which exceed One Hundred Thousand and No/100 Dollars ($100,000.00), in the aggregate.

8.21         Counterparty.  At all times during the term of the Loan, Borrower shall maintain in effect an Interest Rate Protection Agreement and with a counterparty (“Counterparty”) reasonably acceptable to Lender having a Minimum Counterparty Rating at inception.  In the event of any downgrade or withdrawal of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating or the placement by Moody’s of such Counterparty “On Watch for Downgrade” from the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Protection Agreement not later than thirty (30) days following receipt of notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 8.21) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating.

8.22         Deferred Maintenance and Environmental Remediation.  Borrower shall perform the deferred maintenance work and environmental remediation to the Property itemized on Exhibit J hereto within the time periods set forth on said Exhibit J

8.23         Required Principal Paydown in the Event Property Fails to Achieve Required Debt Constant by April 1, 2012.  In the event that the Property does not achieve the Required Debt Constant at any time on or before April 1, 2012, then Borrower shall immediately pay to Lender a required principal paydown of the Loan equal to Two Million Seven Hundred Thousand and No/100 Dollars ($2,700,000.00), less any Loan principal repayments paid to Lender pursuant to the application of partial releases in accordance herewith or otherwise (such amount, the “Required Principal Paydown”).  In addition, concurrently with Borrower’s payment to Lender of the Required Principal Paydown, if so payable, Borrower shall also be obligated to pay the applicable portion of the Exit Fee due in connection with such payment.  Further, if so payable, the Required Principal Paydown shall come from additional Borrower equity and shall be in addition to the Borrower Equity contributed to the Property on the Effective Date in accordance herewith.

8.24         CC&Rs/Association Demands and Notices.  Borrower shall provide Lender with true, correct and complete copies of all notices or demands sent or received by Borrower or Property Manager in respect of the Association and/or the CC&Rs within two (2) days after receipt or distribution thereof.

ARTICLE IX
HAZARDOUS MATERIALS

9.1           Special Representations and Warranties.  Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonably investigation and inquiry, Borrower hereby expressly represents and warrants to Lender to Borrower’s knowledge as of the date of this Agreement as follows:

(a)           Hazardous Materials.  Except as set forth in the Environmental Reports, The Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil; flammable explosives; asbestos; urea formaldehyde insulation; radioactive materials; fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, without limitation, mold, mildew, and viruses, whether or not living (collectively, “Mold”); hazardous wastes; toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, “Hazardous Materials”).  “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation of the Property or of any tenant’s business which are used and stored at all times in accordance with all then applicable Hazardous Materials Laws, or Mold in amounts or concentrations not detectable by means such as those used in preparing a standard phase I mold survey.

(b)           Hazardous Materials Laws.  Except as set forth in the Environmental Reports, the Property is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

(c)           Hazardous Materials Claims.  There are no claims or actions (“Hazardous Materials Claims”) pending or threatened against Borrower or the Property by any Governmental Authority or by any other Person relating to Hazardous Materials or pursuant to Hazardous Materials Laws.

(d)           Border Zone Property.  The Property has not been designated as “Border Zone Property” under the provisions of California Health and Safety Code, Sections 25220 et seq. and to the Borrower’s knowledge, there has been no occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be designated as Border Zone Property.

9.2           Hazardous Materials Covenants.  Borrower agrees as follows:

(a)           No Hazardous Activities.  Borrower shall not cause or permit the Property to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b)           Compliance.  Borrower shall comply and cause the Property to comply with all Hazardous Materials Laws.

(c)           Notices.  Borrower shall immediately notify Lender in writing of:  (1) the discovery by Borrower of any Hazardous Materials on, under or about the Property; (2) any knowledge by Borrower that the Property does not comply with any Hazardous Materials Laws; (3) Borrower’s knowledge of any Hazardous Materials Claims; and (d) the discovery by Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be designated as Border Zone Property.

9.3           Inspection by Lender.  Lender, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property for the purpose of determining the existence, location, nature and magnitude of any past or present Release or threatened Release of any Hazardous Materials into, onto, beneath or from the Property.  In connection therewith, Lender shall not conduct any invasive testing of the Property unless an Event of Default shall have occurred and be continuing, or unless Lender has reason to suspect the presence of Hazardous Materials on, under or in the vicinity of the Property.

9.4           Hazardous Materials Indemnity.  Borrower hereby agrees to defend, indemnify and hold harmless the Indemnified Parties from and against any and all Liabilities and Costs (but expressly excluding punitive damages and diminution in value of the Property relating to Liabilities and Costs over and above the maximum Loan amount) which Lender may incur as a direct or indirect consequence of the use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials in, on, under or about the Property.  Borrower shall immediately pay to Lender upon demand any amounts owing under this indemnity, together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the Note.  Borrower’s duty and obligations to defend, indemnify and hold harmless Lender shall survive the cancellation of the Note and the release, reconveyance or partial reconveyance of the Deed of Trust.  Notwithstanding anything to the contrary contained herein, the foregoing indemnification obligation shall not apply to claims, demands, suits, actions, liabilities, costs, damages or expenses (a) of an Indemnified Party to the extent that the subject of such indemnification obligation is or was caused by or arises of the sole gross negligence or willful misconduct or fraud of that particular Indemnified Party or (b) that were first introduced to the Property by a party other than Borrower, Guarantor, any Affiliate of either of the foregoing or any officer or principal of any of the same, on or after the Transition Date.  As used herein, the term “Transition Date” shall mean the earlier to occur of (i) the date, if any, on which the Indebtedness has been paid, performed and finally discharged in full (without possibility for disgorgement), and the Deed of Trust has been released or reconveyed, and (ii) the date on which the Lien of the Deed of Trust is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by Lender or any other purchaser or grantee free of occupancy and claims to occupancy by Borrower and its heirs, devisees, representatives, successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed to not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion; provided, however, that in connection with the foregoing, Borrower (and not Lender) shall have the burden of proving that any such deposit, release or discharge first occurred on or after the Transition Date.

ARTICLE X
APPLICATION OF REVENUE

10.1         Priority of Application of Gross Income.  Borrower shall cause all Gross Income to be applied on a monthly basis for the following purposes and in the following order of priority:

(a)                   First, to the payment of the Lender-approved Operating Expenses pursuant to the Approved Budget;

(b)                  Next, the balance, if any to fund any Reserve Accounts required hereunder or under the Cash Management Agreement;

(c)                   Next, the balance, if any, to Lender to make the monthly interest payments due and payable on the Loan;

(d)                  Next, the balance, if any, to Lender, to be applied in reduction of the outstanding principal amount of the Loan and the applicable portion of the Exit Fee payable in connection with such principal repayments, until such time, if ever, that the Debt Service Coverage Ratio for the Property exceeds 1.40:1 for each of the preceding three (3) calendar months; and

(e)                   Next, the balance, if any, to Borrower, to be applied as provided in (and subject to the limitations set forth in) Section 10.4 below.

IN THE EVENT THAT GROSS INCOME SHALL NOT BE SUFFICIENT TO ENABLE BORROWER TO MAKE ANY OF THE PAYMENTS DESCRIBED IN SUBPARAGRAPHS (a), (b) AND/OR (c) ABOVE (OR THAT FUNDS ARE NOT SUFFICIENT IN THE INTEREST HOLDBACK TO MAKE THE PAYMENTS DESCRIBED IN (c) ABOVE), BORROWER SHALL BE AND REMAIN OBLIGATED TO MAKE SUCH PAYMENTS FROM OTHER SOURCES.

10.2         Priority of Application of Gross Sales Proceeds.  Borrower shall cause all Gross Sales Proceeds to be disbursed from an independent third party escrow holder for the following purposes and in the following order of priority:

(a)          First, to the payment of the Lender-approved Sales Costs;

(b)          Next, the balance, if any, to Lender to make the monthly interest payments or to pay other costs and/or expenses due and payable with respect to the Loan;

(c)          Next, the balance, if any, to Lender, to pay the applicable portion of the Exit Fee; and

(d)          Next, the balance, if any, to Lender, to be applied in reduction of the outstanding principal balance of the Loan.

10.3         Intentionally omitted.

10.4         Distributions to Borrower.  Borrower shall be entitled to apply or cause to be applied all funds described in Section 10.1(e) above for such purposes as Borrower shall desire.  Notwithstanding the foregoing or anything to the contrary contained hereunder or under any of the other Loan Documents, upon the occurrence and during the continuance of an Event of Default, Borrower shall have no right to apply such funds for any purpose (including, without limitation, distributions to Members), without Lender’s prior written approval, which approval may be granted or withheld in Lender’s sole and absolute discretion.

ARTICLE XI
EVENTS OF DEFAULT AND REMEDIES

11.1         Events of Default.  The occurrence of any one or more of the following, whatever the reason therefor, shall constitute an Event of Default hereunder:

(a)           Payment.  Borrower shall fail to pay any accrued interest on the Loan, any portion of the principal amount of the Loan, or any other amount payable by Borrower under the this Agreement or the other Loan Documents within five (5) days following the date when and as the same shall become due and payable, provided that the foregoing grace period shall not apply to amounts payable by Borrower on the Maturity Date;

(b)           Other Covenants.  Borrower shall fail to perform any other covenant or agreement to be performed by Borrower under this Agreement or the other Loan Documents, and such failure shall continue for more than thirty (30) days after written notice thereof is given to Borrower by Lender; provided, however, that such 30-day cure period shall not apply to any of the occurrences set forth in clauses (a), (c) or (d) (except as set forth therein) through (n), inclusive, of this Section 11.1;

(c)           Liens, Attachments, Condemnation.  (i) The recording of any mechanic’s lien or claim of lien against in the Property and the continuance of such lien or claim of lien for twenty (20) days without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Lender, or without provision of a bond to release such lien of record satisfactory to Lender; or (ii) the sequestration or attachment of, or any levy or execution upon, any of the Property, any other Collateral, or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of sixty (60) days or the sale of the assets affected thereby;

(d)           Representations and Warranties.  Any representation or warranty made by Borrower in this Agreement or any of the other Loan Documents or in any certificate, agreement, instrument or other document made or delivered pursuant to or in connection with any of the Loan Documents shall have been false or misleading in any material respect when made; provided, however, if such representation or warranty was not actually known by Borrower to be false or misleading when made, Borrower shall have the notice and cure period set forth in subsection (b) above;

(e)           Dissolution.  Borrower or Guarantor is terminated, dissolved or liquidated; or all or substantially all of the assets of Borrower or Guarantor are sold or otherwise transferred or disposed of without Lender’s written consent;

(f)            Insolvency.  (i) Borrower or Guarantor is the subject of an order for relief by any bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or (ii) Borrower or Guarantor applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or Guarantor, as applicable, and the appointment continues undischarged or unstayed for one hundred twenty (120) days; or (iii) Borrower or Guarantor institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceedings relating to it or to all or any part of its property under the Laws of any jurisdiction; or any similar proceeding is instituted without the consent of Borrower or Guarantor, as applicable, and continues undismissed or unstayed for one hundred twenty (120) days; or (iv) any judgment, writ, attachment, execution or similar process is issued or levied against all or any part of the property of Borrower or Guarantor and is not released, vacated or fully bonded within one hundred twenty (120) days after its issue or levy;

(g)           Breach of Guaranty Covenant.  Guarantor shall breach the Covenant as defined in and set forth in Section 5(p) of the Carveout Guaranty; provided, however, that such breach shall not constitute an Event of Default hereunder so long as a Replacement Guarantor satisfying the requirements of Section 8.14 above executes the applicable documents required thereunder within fifteen (15) days after Lender’s delivery to Borrower of notice of original Guarantor’s breach of the Covenant (and upon such required document execution by the applicable Replacement Guarantor in accordance with such Section 8.14, thereafter this clause (g) shall no longer be applicable);

(h)           Other Default.  The occurrence of any other event, circumstance or condition that constitutes a “Default” or “Event of Default” under any of the other Loan Documents, or any of the other documents referenced as “Other Documents” on Exhibit B attached hereto;

(i)            Withdrawal.  In Lender’s discretion, the withdrawal of Guarantor from active participation in Borrower’s business activities, and Borrower’s failure to provide a substitute or Replacement Guarantor the requirements set forth in Section 8.14(iv)(x) above within thirty (30) days after the occurrence of such withdrawal;

(j)            Loss of Priority.  The failure at any time of the Deed of Trust to be a valid first priority Lien upon the Property or any portion thereof, other than as a result of any release or reconveyance of the Deed of Trust with respect to any portion of Borrower’s interest in the Property pursuant to this Agreement;

(k)           Hazardous Materials.  The discovery of any Hazardous Materials in, on, under or about the Property subsequent to the Effective Date that either are required to be remediated by applicable Law or result in a material diminution in the value of the Property, if Borrower shall fail to commence such remediation within thirty (30) days after written notice thereof, and thereafter diligently prosecute such remediation to completion;

(l)            Transfers.  Borrower shall fail to strictly comply with the provisions of Section 8.14 (Transfers; Management of Borrower);

(m)          Single Purpose Entity.  Borrower shall fail to strictly comply with the provisions of Section 8.16 (Single Purpose Entity); or

(n)           ERISA Compliance.  Borrower shall fail to strictly comply with the provisions of Section 8.12 (ERISA Compliance).

11.2         Remedies upon Default.  Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower under any Loan Document, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding Indebtedness to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property.  Notwithstanding anything contained to the contrary herein, the outstanding Indebtedness shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an insolvency action described in Section 11.1(f).

11.3         Remedies Cumulative.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of any Event of Default shall not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon.  Any and all of Lender’s rights with respect to the Property shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Property at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Event of Default with respect to the Property or otherwise hereunder.  Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Deed of Trust on the Property, to the extent necessary to foreclose on other parts of the Property.

11.4         Lender Appointed Attorney-In-Fact.  Borrower hereby irrevocably and unconditionally constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an Event of Default to execute, acknowledge and deliver any documents, agreements or instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower under all Loan Documents, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower under any Loan Document, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for under the Loan Documents and to accomplish the purposes thereof.  The foregoing powers of attorney are irrevocable and coupled with an interest.

11.5         Lender’s Right to Perform.  If Borrower fails to perform any covenant or obligation contained herein for a period of five (5) Business Days after Borrower’s receipt of notice thereof from Lender following the occurrence and during the continuance of an Event of Default, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand, together with interest thereon at the Default Interest Rate.  Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

ARTICLE XII
RESERVE ACCOUNTS

12.1         Reserve Accounts Generally.

(a)           Establishment.  On the Closing Date, Lender shall establish the following accounts for purpose of holding the funds to be deposited by Borrower pursuant to this Article XII:  a “Tax and Insurance Reserve Account”,  a “Capital Expenditure Reserve Account”, a “Deferred Maintenance and Environmental Reserve Account” and an “Interest Reserve Account” (individually, a “Reserve Account” and collectively, the “Reserve Accounts”), or in accordance with the Cash Management Agreement.  Each Reserve Account shall be a custodial account established by Lender and shall not constitute a trust fund.  Borrower acknowledges and agrees that the Reserve Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof.  Borrower shall not have the right to make any withdrawal from any Reserve Account.

(b)           Application upon Event of Default.  Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, (i) any amounts deposited into or remaining in any Reserve Account shall be for the account of Lender and may be withdrawn by Lender to be applied in any manner as Lender may elect in Lender’s discretion, and (ii) Borrower shall have no further right in respect of the Reserve Accounts.

12.2         Taxes and Insurance.  On the date hereof, Borrower shall deposit with Lender the following sums:  (i) Ninety-Three Thousand Three Hundred Thirty-Two and No/100 Dollars ($93,332.00) with respect to Impositions, and (ii) Forty-Nine Thousand Five Hundred and No/100 Dollars

($49,500.00) with respect to insurance premiums.  Such sums shall be held by Lender in the Tax and Insurance Reserve Account.  Beginning on the first Payment Date and on each Payment Date thereafter, Borrower shall deliver to Lender the amount reasonably estimated by Lender to be one-twelfth (1/12th) of the annual amount of (A) Impositions, which amount shall initially be Fifty-One Thousand Six Hundred Sixty-Seven and No/100 Dollars ($51,667.00), and (B) insurance premiums for policies required pursuant to this Agreement, which amount shall initially be Six Thousand Three Hundred Seventy-Five and No/100 Dollars ($6,375.00) (provided, that Lender may re-calculate the foregoing monthly amounts from time to time to assure that funds are reserved in sufficient amounts to enable the payment of Impositions and insurance premiums thirty (30) days prior to their respective due dates) (collectively, the “Tax and Insurance Monthly Installment”).  If such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made, the Tax and Insurance Monthly Installment shall be Lender’s reasonable estimate based on one-twelfth (1/12th) of the aggregate Impositions and insurance premiums for the prior Fiscal Year or payment period, with adjustments reasonably determined by Lender.  As soon as Impositions and insurance premiums are fixed for the then current Fiscal Year or period, the next ensuing Tax and Insurance Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Tax and Insurance Monthly Installments.  Lender shall make payments of Impositions and insurance premiums out of the Tax and Insurance Reserve Account before the same shall be delinquent to the extent that there are funds available in the Tax and Insurance Reserve Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above.

12.3         Deferred Maintenance Costs and Remediation Costs.  On the date hereof, Borrower shall deposit Seventy-Five Thousand and No/100 Dollars ($75,000.00) into the Deferred Maintenance and Environmental Reserve Account, which amounts shall be used for payment of costs incurred by Borrower in connection with any deferred maintenance or Remediation required pursuant to Section 8.22.

12.4         Capital Improvement Costs.  On the Effective Date, Borrower shall deliver to Lender the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00), which sum shall be held in the Capital Expenditure Reserve Account.  Beginning on the first Payment Date and on each Payment Date thereafter, Borrower shall deliver to Lender the sum of Five Thousand Three Hundred Forty-Seven and No/100 Dollars ($5,347.00), which sums shall be held in the Capital Expenditure Reserve Account.  Amounts held in the Capital Expenditure Reserve Account shall be used for payment of costs incurred by Borrower in connection with capital improvements to the Property reasonably approved by Lender and otherwise in accordance with the terms of the Loan Documents, including, but not limited to, all requirements, terms, covenants and conditions applicable to certain Lender-approved capital or other improvements to the Property as required and/or permitted under this Agreement and the other Loan Documents.  Such sums shall be subject to the disbursement procedures and requirements set forth in Article IV and in addition, Lender shall disburse funds for capital improvements upon evidence of lien free completion of such capital improvements and, in addition, Lender may require ten percent (10%) retainage; provided, however, that Lender shall disburse progress payments, not more frequently than monthly, in proportion to the completion of such capital improvements and subject to Lender’s receipt of conditional lien waivers and ten percent (10%) retainage.

12.5         Interest Reserve Account.  In the event that Borrower is obligated from to time to cause the Loan to be In-Balance in accordance with this Agreement, Borrower shall deliver the required deposit amount(s) into the Interest Reserve Account within the time period specified in Section 8.18 above.  Funds in the Interest Reserve Account shall be disbursed monthly directly to Lender for the payment of interest which accrues and becomes due under the Note in strict accordance with the quarterly schedule (including the quarterly disbursement limitation) set forth on Exhibit I attached hereto.  Lender shall provide Borrower with a monthly interest statement.  Depletion of the Interest Reserve Account (or the Interest Holdback) shall not release Borrower from any of Borrower’s obligations under the Loan Documents including, without limitation, payment of all accrued and due interest from other sources.  Notwithstanding the foregoing, any disbursements from the Interest Reserve Account (and the Interest Holdback) shall be subject to the provisions of Article X of this Agreement which require that available Gross Income be first applied for the purposes specified therein, including to the payment of accrued interest under the Note, before Borrower shall be entitled to any disbursements from the Interest Reserve Account (or the Interest Holdback).  To the extent there exist funds in the Interest Reserve Account, such funds shall be disbursed prior to any disbursements from the Interest Holdback.

12.6         Disbursements.  Not more frequently than once in any 30-day period, and provided that no Event of Default has occurred and is continuing, Borrower may request in writing that Lender release to Borrower funds from one or more Reserve Accounts to the extent funds are available therein, for payment of costs incurred by Borrower in connection with the expenses for which such Reserve Account is maintained.  Together with each such request, Borrower shall furnish Lender with copies of bills and other documentation reasonably required by Lender to establish that such costs are reasonable and are substantially in accordance with market rates, that the work relating thereto has been completed and that such amounts are then due or have been paid.  Lender shall approve or disapprove such request within ten (10) Business Days after Lender’s receipt of such request and, if approved, Lender shall release the funds to Borrower or Borrower’s designee within ten (10) Business Days after Lender’s approval.

12.7         Interest on Reserve Accounts.  Borrower shall not be entitled to any earnings or interest on funds deposited into the Tax and Insurance Reserve Account.  Notwithstanding the foregoing, amounts on deposit in the Deferred Maintenance and Environmental Reserve Account and the Capital Expenditure Reserve Account shall bear interest at the rates customarily offered by the bank or other financial institution used by Lender or its servicer for the purposes of holding such accounts (provided, however, that interest paid or payable with respect to any such account may not be based on the highest rate of interest payable by Lender or such bank or institution on deposits and shall not be calculated based on any particular external interest rate or interest rate index, nor shall any such interest reflect the interest rate utilized by Lender or such bank or institution to calculate interest payable on deposits held with respect to any particular loan or borrower or class of loans or borrowers, and Lender shall have no liability with respect to the amount of interest paid and/or loss of principal).

ARTICLE XIII
SECONDARY MARKET TRANSACTIONS

13.1         General.  Borrower hereby acknowledges that Lender may in one or more transactions (a) sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies, (b) sell or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee), (c) sell participation interests in the Loan one or more times, (d) re-securitize the securities issued in connection with any securitization, and/or (e) further divide the Loan into two or more separate notes or components and/or reallocate a portion of the Loan to a mezzanine loan to be secured by direct and/or indirect Equity Interests in Borrower (the transactions referred to in clauses (a) through (e) above, each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”); provided that no Secondary Market transactions will be permitted if it increases Borrower’s or Guarantor’s costs (unless Lender agrees to bear the responsibility to pay such increased costs) or liability from that otherwise existing under the Loan Documents or alters the economic terms of the Loan.  With respect to any Secondary Market Transaction described in clause (e) above, (i) such notes, note components, and mezzanine loans may be assigned different principal amounts and interest rates, so long as immediately after the effective date of such modification, the aggregate amount of, and the weighted average of the interest rates payable under, the Loan and such component note(s) or mezzanine loan, equal the outstanding Principal Indebtedness and Applicable Interest Rate, respectively, immediately prior to such modification, and (ii) Borrower agrees to (A) at Lender’s expense, modify its organizational structure to create one or more new Single-Purpose Entities to be the mezzanine borrower(s) (and to be otherwise satisfactory to Lender) and cause the same and any other owners of direct or indirect Equity Interest in Borrower to enter into such agreements deemed reasonably necessary by Lender to evidence and secure such mezzanine loan, and (B) at Lender’s expense, execute and deliver to Lender such amendments to the Loan Documents (including, without limitation, the Note), title insurance endorsements, legal opinions (but not a substantive non-consolidation legal opinion) and other customary loan documentation as Lender may reasonably require in connection therewith).

13.2         Borrower Cooperation.  Borrower shall execute and deliver to Lender such documents, instruments, certificates, financial statements, assignments and other writings, do such other acts and provide such information, and participate in such meetings and discussions, in each case that are necessary to facilitate the consummation of each Secondary Market Transaction; provided, however, that Borrower shall not be obligated to pay the costs of any third parties or incur any liability in addition to that already existing under the Loan Documents or alter the economic terms of the Loan in a connection with any of the foregoing.

13.3         Dissemination of Information.  If Lender determines at any time to participate in a Secondary Market Transaction, Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (individually, an “Investor” and collectively, the “Investors”), any Rating Agency rating such securities, any organization maintaining databases on the underwriting and performance of commercial loans, trustee, counsel, accountant, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any direct or indirect equity owner of Borrower, Guarantor and the Property, which shall have been furnished by Borrower any Affiliate of Borrower, Guarantor or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable.

13.4         Change of Payment Date.  At any time prior to securitization of the Loan by Lender, Lender shall have the right to change the Payment Date to a date other than as set forth in the Note (such new date, the “New Payment Date”) on thirty (30) days notice to Borrower; provided, however, that any such change in the Payment Date:  (i) shall not modify the amount of regularly scheduled monthly interest payments, except that the first payment of interest payable on the New Payment Date shall be accompanied by interest at the Applicable Interest Rate for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date and (ii) shall extend the Maturity Date to the New Payment Date occurring in the calendar month set forth in the definition of Maturity Date; (iii) resulting in any LIBOR Breakage Fee or other cost shall be paid by Lender.

ARTICLE XIV
MISCELLANEOUS

14.1         Intentionally omitted.

14.2         Actions.  Lender shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or the payment of any funds, and in connection therewith Lender may pay necessary expenses, employ counsel, and pay reasonable attorneys’ fees and fees of expert witnesses.  Borrower agrees to pay to

Lender, on demand, all costs and expenses reasonably incurred by Lender in connection therewith, including, without limitation, reasonable attorneys’ fees and fees of expert witnesses, together with interest from the date of expenditure at the Default Interest Rate.

14.3         Nonliability of Lender.  Borrower acknowledges and agrees that:

(a)           by accepting or approving anything required to be provided to Lender pursuant to the Loan Documents, including, without limitation, any certificate, financial statement, survey, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, effectiveness or legal effect of any term or provision thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

(b)           Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Property;

(c)           the relationship of Borrower and Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Property or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (i) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or any Affiliate, and Lender does not intend to ever assume such status; (ii) Lender’s activities in connection with the Loan Documents shall not be “outside the scope of the activities of a lender of money” within the meaning of California Civil Code Section 3434, as amended or recodified from time to time, and Lender does not intend to ever assume any responsibility to any Person for the quality, suitability, safety or condition of the Property; and (iii) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or any Affiliate;

(d)           Lender shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any Person or property arising from any construction on, or occupancy or use of, any of the Property, whether caused by, or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Borrower, any Affiliates, or any agents, employees, independent contractors, licensees or invitees of Borrower; (iii) any accident in or on any of the Property or any fire, flood or other casualty or hazard thereon; (iv) the failure of Borrower, any of Borrower’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain any of the Property in a safe condition; and (v) any nuisance made or suffered on any part of the Property, except to the extent caused by Lender’s gross negligence or willful misconduct;

(e)           Borrower shall be solely responsible for all aspects of Borrower’s business and conduct in connection with the Property; and

(f)            In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

14.4         No Third Parties Benefited.  This Agreement is made for the purpose of setting forth certain rights and obligations of Borrower and Lender in connection with the Loan. It is made for the sole protection of Borrower and Lender, and Lender’s successors and assigns.  No other person shall have any rights of any nature hereunder or by reason hereof.

14.5         Indemnity.  Borrower hereby agrees to indemnify, defend and hold Lender and its directors, officers, agents and employees harmless from, any and all Liabilities and Costs which Lender or any such Person may suffer or incur as a direct or indirect consequence of: (a) Lender’s making of the Loan, except for violations of banking laws or regulations by Lender; (b) Borrower’s failure to perform any of Borrower’s obligations as and when required by this Agreement or any of the other Loan Documents, including, without limitation, any failure, at any time, of any representation or warranty of Borrower to be true and correct and any failure by Borrower to satisfy any condition; (c) any claim or cause of action of any kind by any Person to the effect that Lender is in any way responsible or liable for any act or omission by Borrower, whether on account of any theory of derivative liability, breach of fiduciary duty by Borrower or an Affiliate, breach of contract by Borrower or an Affiliate or otherwise, including, without limitation, any claim or cause of action for fraud, misrepresentation, tort or willful misconduct by Borrower or any Affiliate or any cause of action brought by Borrower’s direct or indirect investors; (d) any claim or cause of action of any kind by any Person which would have the effect of denying Lender the full benefit or protection of any provision of this Agreement or the Loan Documents or (e) any claim or action asserted by Seller (or its successor-in-interest or assignee) under any assumption or indemnification obligation of Borrower (or any Affiliate thereof) under the Purchase Agreement (each, a “Purchase Agreement Indemnification Obligation”).  Notwithstanding the foregoing or anything in this Agreement or the other Loan Documents to the contrary, Borrower shall not be obligated to indemnify Lender or any of its successors or assigns for or with respect to any Liabilities or Costs arising from a Secondary Market Transaction or any intentional tort or act of gross negligence which such party is personally determined by the judgment of a court of competent jurisdiction (sustained on appeal, if any) to have committed.  Borrower shall pay any indebtedness arising under this indemnity to Lender immediately upon demand by Lender together with interest thereon from the date such indebtedness arises at the Default Interest Rate (as defined in the Note).  Borrower’s duty to defend and indemnify Lender shall survive the release and cancellation of the Note and release and reconveyance of the Deed of Trust.

14.6         Binding Effect; Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns, except that Borrower may not assign its rights or delegate any of its duties under this Agreement or any of the other Loan Documents without the prior written consent of Lender.  Borrower recognizes that this Agreement does not provide for an ordinary loan and that Lender would not make the Loan except in reliance upon Borrower’s expertise and reputation, Lender’s knowledge of Borrower, and Lender’s understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lender would rely on security which already exists.

14.7         Execution in Counterparts.  This Agreement and any other Loan Document, but specifically excluding the Note, may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which, taken together, will be deemed to be but one and the same instrument.

14.8         Amendments; Waiver in Writing.  No modification, amendment, extension, discharge, supplement, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

14.9         Costs, Expenses and Taxes.  Borrower shall pay to Lender, on demand the following (provided that if any Secondary market transaction occurs, in no event shall any such items be in excess of what would have been incurred had Lender not entered into such Secondary Market Transaction):

(a)           the attorneys’ fees and expenses incurred by Lender or its respective successors and assigns in connection with the negotiation, preparation, execution, delivery, modification, and administration of this Agreement and any other Loan Document and any matter related thereto; Lender shall inform Borrower of the attorneys’ fees and expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents on or before the Effective Date;

(b)           the attorneys’ fees and expenses incurred by Lender or its successors and assigns in connection with the modification and administration of this Agreement and any other Loan Document and any matter related thereto;

(c)           the costs and expenses of Lender, any loan participant or their respective successors and assigns in connection with the enforcement of this Agreement and any other Loan Document and any matter related thereto, including, without limitation, the fees and expenses of any legal counsel, independent public accountants and other outside experts retained by Lender; and

(d)           all costs, expenses, fees, premiums and other charges relating or arising with respect to the Loan Documents or any transactions contemplated thereby or in the compliance with any of the terms and conditions thereof, including but not limited to recording fees, filing fees, release or reconveyance fees, title insurance premiums, external or in-house appraisal or cost engineering fees (including inspections), auditor fees and environmental consultant fees.  Borrower recognizes and agrees that formal written Appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property (or any portion thereof) by an independent supervising architect and/or cost engineering specialist at least every eighteen (18) months, and Borrower shall promptly pay the costs and expenses of all such Appraisals and inspections required by law or otherwise required hereunder, provided that Borrower shall not be obligated to reimburse Lender more than Fifteen Thousand and No/100 Dollars ($15,000.00) in connection therewith per year unless an Event of Default has occurred and is continuing (in which case such limitation shall not apply).  Subject to the foregoing limitation, if applicable, if any of the services described in this Section are provided by an employee of Lender, Borrower shall reimburse Lender its standard charge for such services.

All sums paid or expended by Lender, any loan participant or their respective successors and assigns in accordance with this Agreement and the other Loan Documents shall be considered to be a part of the Loan.  All such sums, together with all amounts to be paid by Borrower to Lender pursuant to this Agreement and the other Loan Documents, shall bear interest from the date of expenditure at the Default Interest Rate, and shall be immediately due and payable by Borrower upon demand.

14.10       Tax Service.  During periods when tax impounds are not required, Lender is authorized to secure, at Borrower’s expense, a tax service contract which shall provide tax information on the Property to Lender for the term of the Loan.

14.11       Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid; provided, however, that the representations, warranties and covenants set forth in Sections 6.19 and 9.1 shall survive in perpetuity.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender.  Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note, the Deed of Trust and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

14.12       Notices.  All notices and other communications required or permitted under this Agreement or any other Loan Document must be in writing and must be personally delivered; mailed by U.S. registered or certified mail, return receipt requested, postage prepaid; sent by nationally recognized private courier service; or transmitted by facsimile (provided that a copy of such notice or other communication is also delivered by another permitted means of delivery, although any such facsimile shall be deemed delivered on the date of transmission if sent on a business day before 3:00 p.m. Pacific time (as evidenced by a confirmation slip form the transmitting machine), delivered or addressed to the appropriate party at its respective address set forth below:

If to Borrower:	CT/BH Interchange LLC
c/o CT Realty Corporation
65 Enterprise, Suite 150
Aliso Viejo, California 92656
Attn: Bob Campbell and Larry Mathena
Facsimile No.: (949) 330-5771

with a copy to:	Coontz & Matthews LLP
30048 Rancho Viejo Road, Suite 120
San Juan Capistrano, California 92675
Attn: Mibs Matthews, Esq.
Facsimile No.: (949) 240-3040

with a copy to:	Behringer Harvard Funds
15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
Attention: General Counsel
Facsimile: 214-655-1610

and to:	Behringer Harvard Interchange, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
Attention: Asset Manager
Telecopier: 214-655-1610

If to Lender:	PCCP Capital I, LLC
c/o PCCP, LLC
222 North Sepulveda Boulevard, Suite 2222
El Segundo, California 90245
Attn: Legal Notices
Facsimile No.: (310) 414-7872

with a copy to (but only with respect to pre-closing notice and post-closing notices of default, but not with respect to requests for approval of leasing matters or other contracts):

Steckbauer Weinhart Jaffe, LLP
333 South Hope Street, 36th Floor
Los Angeles, California 90071
Attn: Robert D. Jaffe, Esq.
Facsimile No.: (213) 229-2870

Any party may change its address by giving written notice to the other party in accordance with this Section 14.12.  If any notice or other communication is given by registered or certified mail it will be deemed effective seventy-two (72) hours after it is deposited in the U.S. mail, postage prepaid; or if given by any other permitted means, when received at the address listed above.

14.13       Further Assurances.  Borrower shall, at its sole cost and expense, do such further acts and execute and deliver such further documents as Lender from time to time may reasonably require for the purpose of assuring and confirming to Lender the rights hereby created, for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity of any Lien under any Loan Document.

14.14       Governing Law.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

14.15       Severability of Provisions.  Any provision in any Loan Document that is held by a court of competent jurisdiction to be inoperative, unenforceable or invalid shall be inoperative, unenforceable or invalid without affecting the remaining provisions, and to this end the provisions of all Loan Documents are declared to be severable.

14.16       Intentionally omitted.

14.17       Headings.  Article, section and subparagraph headings in this Agreement are included for convenience of reference only and are not part of this Agreement for any other purpose.

14.18       Time of the Essence; Delay Not a Waiver.  Time is of the essence of this Agreement and each and every provision hereof.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.

14.19       Construction of Agreement.  Both Borrower and Lender have cooperated in the drafting and negotiation of this Agreement, and any ambiguities which may be contained herein shall not be construed against either party.

14.20       Brokers.  Borrower hereby represents that, except for Holliday Fenoglio Fowler, it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.  The provisions of this Section 14.20 shall survive the expiration and termination of this Agreement and the payment of the Loan.

14.21       Lender’s Discretion.  Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.

14.22       Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

14.23       Intentionally omitted.

14.24       Intentionally Omitted.

14.25       Waiver of Marshalling of Assets Defense.  To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or any trustee under the Deed of Trust to the payment of the Indebtedness in preference to every other claimant whatsoever.

14.26       Waiver of Right to Trial by Jury; Judicial Reference in the Event of Jury Trial Waiver Unenforceability. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER

INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.  NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IN THE EVENT THAT THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH PARTY HERETO HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1 ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE.  PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE THEIR BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE.  IF THE PARTIES ARE UNABLE TO AGREE ON A SINGLE A REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640 TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER AND THE AGREEMENTS CONTAINED HEREIN.  THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN.  ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

14.27       Relationship of Parties.  The relationship of Borrower and Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or any third party with respect to the Property, except as expressly provided in this Agreement and the other Loan Documents.

14.28       Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee (“Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement, the Deed of Trust and the other Loan Documents to Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  From and after Borrower’s receipt of written notice that Lender has engaged Servicer to service the Loan pursuant to the Servicing Agreement, Borrower shall be obligated to act at the direction of Servicer on behalf of Lender in accordance with the terms and conditions of this Agreement, the Deed of Trust and the other Loan Documents.   Borrower shall not be responsible for any set-up fees or any other costs relating to or arising under the Servicing Agreement.

14.29       Limitation on Liability.  Notwithstanding anything set forth in this Agreement or any other Loan Document or otherwise, except as set forth in the Carveout Guaranty, the Completion Guaranty and/or the Environmental Indemnity Agreement, no direct or indirect (through tiered ownership or otherwise) advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, partner, member, owner, representative or agent of Borrower shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the other parties hereto and their successors and assigns and, without limitation, all other persons and entities, shall look solely to Borrower’s assets for the payment of any claim or for any performance, and each other party, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.  Nothing contained in this Section 14.29 shall be construed as prohibiting Lender from enforcing the obligations of Guarantor under the Carveout Guaranty, the Completion Guaranty or the Environmental Indemnity Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

CT/BH INTERCHANGE LLC,
a Delaware limited liability company

By:	CT INTERCHANGE LLC,
a Delaware limited liability company,
its Manager

	By:	CT CALIFORNIA FUND VI, LLC,
a California limited liability company,
its Sole Member

	By:	CT FUND MANAGER VI, LLC,
a California limited liability company,
its Manager

		By:	/s/ Robert M. Campbell
		Name:	Robert M. Campbell
		Title:	Manager

LENDER:

PCCP CAPITAL I, LLC,
a Delaware limited liability company

	By:	/s/ Brian Heafey
	Name:	Brian Heafey
	Title:	Authorized Signatory

EXHIBIT A
LEGAL DESCRIPTION OF REAL PROPERTY

Real property in the City of San Bernardino, County of San Bernardino, State of California, described as follows:

PARCEL A:

PARCELS 1, 3, 4 AND 5 OF PARCEL MAP NO. 17375, IN THE CITY OF SAN BERNARDINO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA AS PER MAP FILED IN BOOK 219, PAGES 84 THROUGH 91 INCLUSIVE, OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM ALL OIL, GAS AND OTHER MINERALS OF EVERY BEND AND CHARACTER IN, ON OR UNDER THE ABOVE DESCRIBED LANDS WITHOUT THE RIGHT OF SURFACE ENTRY OR USE, AS CONVEYED TO NORTEX MINERAL NO. 2, L.P., A TEXAS LIMITED PARTNERSHIP, IN MINERAL DEED RECORDED OCTOBER 19, 2004, AS INSTRUMENT NO. 2004-0759938 OF OFFICIAL RECORDS, SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL B:

EASEMENTS FOR (I) PRIVATE SEWER AND ACCESS, (II) PRIVATE SEWER, AND (III) PRIVATE STREET AND PUBLIC AND PRIVATE UTILITY PURPOSES OVER LOT B OF PARCEL MAP NO. 17375, AS SHOWN ON PARCEL MAP ON FILE IN BOOK 219, PAGES 84 THROUGH 91 INCLUSIVE, OF PARCEL MAPS, RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL C:

NON-EXCLUSIVE EASEMENTS FOR THE PURPOSE OF COMMON ROADS, COMMON UTILITIES AND COMMON DRIVES ALL AS DESCRIBED IN THE DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS FOR INTERCHANGE BUSINESS CENTER AS RECORDED MARCH 30, 2007, AS INSTRUMENT NO. 2007-0198478 OF OFFICIAL RECORDS, AS AMENDED BY AMENDMENT NO. 1 TO DECLARATION OF COVENANTS, RESTRICTIONS AND EASEMENTS FOR INTERCHANGE BUSINESS CENTER RECORDED MARCH 28, 2008 AS INSTRUMENT NO. 2008-0136064, OFFICIAL RECORDS.

APN: 0148-011-49, 0148-011-50, 0148-011-53, 0148-011-68 and 0148-011-69

EXHIBIT B
LOAN DOCUMENTS

1.                                       Loan Documents.  The documents listed in this Section 1, and amendments, modifications and supplements thereto which have received the prior written consent of Lender, together with any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents.

1.1                                 This Agreement.

1.2                                 Promissory Note Secured by Deed of Trust of even date herewith, in the original principal amount of the Loan made by Borrower payable to the order of Lender.

1.3                                 Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith, executed by Borrower, as Trustor, in favor of Lender, as Beneficiary.

1.4                                 Uniform Commercial Code — National Financing Statement — Form UCC-1 of even date herewith, by Borrower, as debtor, in favor of Lender, as secured party, to be filed with the Secretary of State of the State of Delaware.

1.5                                 Uniform Commercial Code — National Financing Statement — Form UCC-1 of even date herewith, by Borrower, as debtor, in favor of Lender, as secured party, to be recorded in the Official Records.

1.6                                 Cash Management Agreement of even date herewith, executed by Borrower in favor of Lender.

1.7                                 Assignment and Subordination of Property Management Agreement of even date herewith, executed by Borrower and Property Manager in favor of Lender.

1.8                                 Collateral Assignment of Interest Rate Protection Agreement of even date herewith, executed by Borrower, Lender and Counterparty.

1.9                                 Deposit Account Control Agreement of even date herewith, executed by and among Lender, Borrower and Bank of America, N.A.

1.10                           Undelivered Items Letter Agreement of even date herewith, executed by Borrower in favor of Lender.

2.                                       Other Documents (Which Are Not Loan Documents):

2.1                                 Completion Guaranty of even date herewith, executed by Guarantor in favor of Lender.

2.2                                 Indemnity and Guaranty Agreement of even date herewith, executed by Guarantor in favor of Lender.

2.3                                 Environmental Indemnity Agreement of even date herewith, executed by Borrower and

Guarantor in favor of Lender.

2.4                                 Opinion of Borrower’s legal counsel, Coontz & Matthews LLP.

EXHIBIT C
DISBURSEMENT BUDGET

	A TOTAL COSTS	B PAID BY BORROWER	C TO BE PAID BY BORROWER	D LOAN DISBURSEMENT BUDGET
		(at close)
Acquisition Price	30,000,000.00	11,925,000.00		18,075,000.00
Tenant Improvements Holdback	1,670,000.00			1,670,000.00
Leasing Commissions Holdback	555,000.00			555,000.00
Past Due Costs & Contingency	150,000.00	150,000.00		0.00
Capital Improvements (into Reserve Acct)	200,000.00	200,000.00		0.00
Legal, Closing Costs & Due Diligence	130,000.00	130,000.00		0.00
Acquisition Fee	450,000.00	450,000.00		0.00
Equity Placement Fee	215,000.00	215,000.00		0.00
Interest Reserve Holdback	1,200,000.00			1,200,000.00
Loan Fees & Expenses	477,500.00	322,500.00	155,000.00	0.00
Deferred Maintenance & Environmental (into Reserve Account)	75,000.00	75,000.00		0.00
Working Capital & Operating Deficit	210,000.00		210,000.00	0.00
TOTAL	35,332,500.00	13,467,500.00	365,000.00	21,500,000.00

The foregoing Financial Requirement Analysis represents the total cost necessary in Borrower’s estimation to perform Borrower’s obligations under the Loan Documents.  Column A, “Total Costs,” sets forth Borrower’s representation of the maximum cost for each item specified.  Column B, “Costs paid by Borrower,” sets forth Borrower’s representation of costs that Borrower has paid or has caused to be paid from Borrower Equity for each item specified.  Column C, “Costs to be paid by Borrower,” sets forth Borrower’s representation of costs that Borrower will pay or will cause to be paid from Borrower for each item specified.  Column D, “Disbursement Budget,” sets forth the portion of the Loan which has been allocated for each item specified and will be disbursed pursuant to the terms, covenants, conditions and provisions, if any, of Exhibit D of this Agreement and the Loan Documents.

EXHIBIT D
DISBURSEMENT PLAN

1.             Acquisition Cost.  Lender shall disburse the portion of the Loan shown in the Disbursement Budget to or for the account of Borrower on the Effective Date for the sole purposes of paying a portion of the purchase price payable by Borrower to Seller for the Property pursuant to the Purchase Agreement.  Without limiting any other disbursement condition contained in this Agreement, Lender shall not be obligated to disburse any portion of such amount unless and until Borrower shall first cause the Borrower Equity to be applied in the manner required under this Agreement.  Lender shall make such disbursement on the Effective Date directly to Seller through an escrow with a title company acceptable to Lender or another escrow or similar arrangement acceptable to Lender.  Without limiting any other provision of this Agreement, including this Disbursement Plan, interest shall commence to accrue on such disbursement (and on any other Loan proceeds deposited by Lender into such escrow) as of the date of Lender’s deposit of such proceeds in escrow, but such proceeds shall remain subject to Lender’s sole control and disposition and no Person (including Borrower or Seller) shall have any right in or to such funds unless and until all conditions precedent to Lender’s obligation to disburse such Loan proceeds shall have been satisfied, including, without limitation, Borrower’s concurrent acquisition of the Property pursuant to the Purchase Agreement.

2.             Interest Holdback.  Lender shall hold back the sum equal to One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) from the Loan to be made available and allocated as an interest shortfall reserve (“Interest Holdback”).  The Interest Holdback shall be disbursed monthly directly to Lender for the payment of interest which accrues and becomes due under the Note in strict accordance with the quarterly schedule (including the quarterly disbursement limitation) set forth on Exhibit I attached hereto; provided, however, that to the extent an amount less than the applicable quarterly disbursement limit is funded by Lender from the Interest Holdback during a particular quarter, the underfunded amount shall roll over to the next quarter and the quarterly disbursement limitation for that next quarter shall be automatically increased by the applicable underfunded amount being so rolled over.  Such sums shall bear interest from the date applied by Lender in accordance with the Note.  Lender is hereby authorized to charge the Loan directly for such interest payments when due.  Lender shall provide Borrower with a monthly interest statement.  Depletion of the Interest Holdback (or the Interest Reserve Account, if applicable) shall not release Borrower from any of Borrower’s obligations under the Loan Documents including, without limitation, payment of all accrued and due interest from other sources.  Notwithstanding the foregoing, any disbursements from the Interest Holdback shall be subject to the provisions of Article X of this Agreement which require that available Gross Income be first applied for the purposes specified therein, including to the payment of accrued interest under the Note, before Borrower shall be entitled to any disbursements from the Interest Holdback (or the Interest Reserve Account).

3.             Leasing Holdback.  Lender shall hold back the sum equal of Two Million Two Hundred Twenty-Five Thousand and No/100 Dollars ($2,225,000.00) from the Loan Amount to establish the holdback for leasing costs and expenses (“Leasing Holdback”).  Lender shall release funds from the Leasing Holdback for leasing as Borrower spends funds for tenant improvements and leasing commissions for Lender-approved Leases (or Leases for which Lender’s approval is not required under this Agreement).  Lender shall disburse funds for leasing commissions fifty percent (50%) upon receipt of a fully executed lease and fifty percent (50%) upon that tenant’s occupancy of the space.  Lender shall disburse funds for tenant improvements upon evidence of lien free completion of such tenant improvements and, in addition, Lender may require ten percent (10%) retainage; provided, however, that Lender shall disburse progress payments, not more frequently than monthly, in proportion to the completion of such tenant improvements and subject to Lender’s receipt of conditional lien waivers and ten percent (10%) retainage.  Proceeds disbursed from the Leasing Holdback shall accrue interest at the then current Applicable Interest Rate in effect from time to time from and after the time such proceeds are disbursed to or on behalf of Borrower until such time, if ever, as such amounts are repaid to Lender.  Further, in Lender’s sole discretion, Borrower may be permitted to complete the construction of a “spec” suite(s) or tenant improvement build-out(s) at the Property not in connection with a particular lease at the from proceeds in the Leasing Holdback, subject to the disbursement requirements and procedures set forth in this Agreement.  Each disbursement request from the Leasing Holdback shall be accompanied by an administrative fee in the amount of Seven Hundred Fifty and No/100 Dollars ($750.00) per draw.

4.             Conditions.  Lender’s obligation to make available to or for the benefit or account of Borrower portions of the Loan in the amounts and for the purposes set forth in the Disbursement Budget shall be subject to the satisfaction of all conditions precedent to such disbursement set forth in this Agreement, including, without limitation, in Article III hereof, this Disbursement Plan and the requirement that the Interest Holdback (together, in the aggregate with funds in the Interest Reserve Account, if any) to be in In-Balance.  In addition, Lender shall have the right to reasonably require any other document, evidence or information that Lender may request under any provision of this Agreement or the other Loan Documents, or that Lender may otherwise reasonably require.  Borrower acknowledges that Lender’s approval process with respect to disbursements of proceeds of the Loan may result in disbursement delays, and Borrower hereby consents to such delays.

EXHIBIT E
FORM OF DISBURSEMENT REQUEST

PCCP Capital I, LLC
c/o PCCP, LLC
222 North Sepulveda Boulevard, Suite 2222
El Segundo, CA  90245
Attention:  Servicing

Re:                               CT/BH Interchange LLC (“Borrower”)
Loan #                               (“Loan”)

Ladies and Gentlemen:

Pursuant to the terms of that certain Loan Agreement dated as of November       , 2010 (the “Loan Agreement”), and the representations and warranties set forth therein and herein, Borrower hereby submits a disbursement request for the amount of $                    .  Capitalized terms have the same meanings as in the Loan Agreement

This disbursement request (“Request”) shall be deemed to be a representation by Borrower and of the person/entity signing this Request (in the case of the person/entity signing this Request, to person’s/entity’s knowledge) that (A) no Event of Default or Potential Default has occurred or will exist upon the making of this requested disbursement; (B) the representations and warranties contained in the Loan Agreement and in the other Loan Documents are, as of the date hereof, true, correct and complete in all material respects; (C) all information set forth in this Request; and on any exhibit attached hereto is true, correct and complete in all material respects; and (D) all conditions precedent to the disbursement to be made in connection with this Request as required under the Loan Agreement and the other Loan Documents, have been satisfied.

The following is an itemized statement of the costs incurred or due for which disbursement is requested with respect to Item 5 shown in Column D of the Disbursement Budget attached as Exhibit C to the Loan Agreement, and the total amount incurred, expended and/or due for Item 5 less prior disbursements.

ITEM	TOTAL AMOUNT INCURRED LESS PRIOR DISBURSEMENTS
1)
2)
TOTAL DISBURSEMENT REQUEST

This Request is submitted as of                               , 20    .

BORROWER:

CT/BH INTERCHANGE LLC,
a Delaware limited liability company

By:	CT INTERCHANGE LLC,
a Delaware limited liability company,
its Manager

	By:	CT CALIFORNIA FUND VI, LLC,
a California limited liability company,
its Sole Member

		By:	CT FUND MANAGER VI, LLC,
a California limited liability company,
its Manager

By:
Name:
Title:

EXHIBIT F

LEASING GUIDELINES

	Lease Rate ($/psf/mo start rate)					Tenant Improvememnt	Leasing Commission
Building	2010-2011	2012	2013	2014	2015	Allowance	Allowance
Building A	$0.22	$0.23	$0.24	$0.25	$0.26	$3.50	6.00%
Building D1	$0.23	$0.24	$0.25	$0.26	$0.27	$2.75	6.00%
Building D2	$0.23	$0.24	$0.25	$0.26	$0.27	$0.75	6.00%
Building E	$0.23	$0.24	$0.25	$0.26	$0.27	$—	6.00%

• Inflated 4% annually from Closing Date

• Lease Rate is starting lease rate after free rent period

• Five (5) Year Term assumed

• 1.25 Months Free Rent for each year of lease assumed

• NNN lease structure

Estimated TI Expense:

Building A	354,000	$1,239,000
Building D1	135,000	$371,250
Building D2	218,000	$163,500
Building E	95,000	$—
		$1,773,750

EXHIBIT G

Interchange - Approved Budget

	Year 1	Year 2	Year 3
For the Years Ending	Nov-2011	Nov-2012	Nov-2013

Potential Gross Revenue
Base Rental Revenue	$1,341,310	$2,747,031	$2,820,431
Absorption & Turnover Vacancy			(145,616)
Base Rent Abatements	(498,182)	(391,753)

Scheduled Base Rental Revenue	843,128	2,355,278	2,674,815
Expense Reimbursement Revenue	438,335	961,296	944,329

Total Potential Gross Revenue	1,281,463	3,316,574	3,619,144
General Vacancy	(38,444)	(99,497)

Effective Gross Revenue	1,243,019	3,217,077	3,619,144

Operating Expenses
Security	53,430	55,033	56,684
Cleaning	6,165	6,349	6,540
Mgmt Fee	18,646	48,256	54,287
HVAC	4,110	4,234	4,360
Elevator
R&M	26,715	27,516	28,342
Utilities	113,025	116,416	119,908
parking Lot	24,969	25,716	26,490
Landscaping	82,200	84,666	87,206
Common Area Fees	15,413	15,874	16,352
Insurance	148,989	153,456	158,062
Taxes	415,827	424,143	432,625

Total Operating Expenses	909,489	961,659	990,856

Net Operating Income	333,530	2,255,418	2,628,288

Leasing Costs
Tenant Improvements	1,522,653
Leasing Commissions	558,906

Total Leasing Costs	2,081,559

Cash Flow Before Debt Service & Taxes & Fees & Capital Expenditures	$(1,748,029)	$2,255,418	$2,628,288

EXHIBIT H

RENT ROLL

		Lease
		Start Date	Unit	Monthly		Security	Option	Term	Notice	Effect
Unit #	Tenant Name	End Date	SqFt	Base Rent	CAM	Deposit	Type	(Yrs)	Period	Date
A	Vacant		354,108			$—
D1	Vacant		134,909
D2A	Genco	8/31/09	98,691	$27,633.48	$8,043.32	$—	ROFR		9-12 mo’s.
		9/30/13					3 1yr Extensions
D2	Genco Expansion	TBD	41,084	$10,887.26	$3,348.35	$—
		TBD
D2B	Vacant		79,033
E	FTDI	1/7/09	94,108	$32,937.80	$1,941.00	$35,478.72	Renewal	1-5yr.	9-12 mo’s.	6/6/2013
		6/6/14
	Leased SqFt	29.2%	233,833	71,458.54	13,332.67	35,478.72
	Vacant SqFt	70.8%	568,050

	Total SqFt	100.0%	801,933

EXHIBIT I
INTEREST HOLDBACK DISBURSEMENT SCHEDULE

Quarter Ending	1/30/2011	4/30/2011	7/31/2011	10/31/2011	1/31/2012
Disbursement from Interest Holdback	$348,796.00	$343,777.00	$349,578.00	$94,972.00	$62,877.00

EXHIBIT J

REQUIRED DEFERRED MAINTENANCE AND
ENVIRONMENTAL REMEDIATION

Work	Amount	Date of Completion

Asphalt Repairs:	$75,000.00	1 year after Effective Date

EXHIBIT K
RELEASE PRICES

D1	134,909	$6,000,000.00
D2	218,808	$9,150,000.00
E	94,108	$3,750,000.00
A	354,108	$13,350,000.00
Total	801,933	$32,250,000.00

EXHIBIT L
ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessment, EBI Consulting, November 18, 2010

Phase I Environmental Site Assessment, EBI Consulting, April 21, 2010

Phase I Environmental Site Assessment Report, Land America Assessment Corp., March 27, 2008

Phase I Environmental Site Assessment, MWH Americas, August 2004